Execution Version

FOURTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TCW DIRECT LENDING VII LLC

(A Delaware Limited Liability Company)

Dated as of January 14, 2019

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	3.4.3 Powers of Board	12
	3.4.4 Certain Related Transactions	12

3.5	Activities of Members	13

3.6	Parallel Funds	13

3.7	Meetings of Members	14

3.8	Member Voting and Consents	14

ARTICLE 4 INVESTMENTS AND ACTIVITIES		15

4.1	Investment Objectives	15

4.2	Investment Limitations	15

	4.2.1 Investments in Portfolio Companies	15
	4.2.2 Additional Investment Limitations	15
	4.2.3 Conflicts of Interest	16

4.3	Borrowing	17

	4.3.1 General	17
	4.3.2 Member Acknowledgements	18
	4.3.3 Beneficiary Rights	18

4.4	Preferred Units	18

4.5	Retention and Reinvestment of Proceeds	19

	4.5.1 Limited Retention and Reinvestment	19
	4.5.2 Required Distributions of Amounts Not Retained	19
	4.5.3 Recallable Amounts	20

ARTICLE 5 FEES AND EXPENSES; ADVISORY AGREEMENT		20

5.1	Company Expenses	20

5.2	Advisory Agreement; Management Fee and Incentive Fee	23
	5.2.1 Advisory Agreement	23
	5.2.2 Management Fee	23
	5.2.3 Incentive Fee	23
	5.2.4 Transaction; Advisory Fees	24

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ARTICLE 6 CAPITAL OF THE COMPANY		24

6.1	Obligation to Contribute.	24

	6.1.1 General	24
	6.1.2 Original Issuance Price	24
	6.1.3 Drawdowns of Undrawn Commitment; Deficiency Drawdowns	25
	6.1.4 Commitment Period	26
	6.1.5 No Interest	26
	6.1.6 Fund Size	27
	6.1.7 Release from Commitments	27

6.2	Failure to Make Required Payment	28

	6.2.1 Interest	28
	6.2.2 Default	28
	6.2.3 Default Charge	30
	6.2.4 Distributions to Defaulting Members	30
	6.2.5 Effect of Default on Remaining Interest in Company	30

6.3	Key Person Event	31

ARTICLE 7 DISTRIBUTIONS		32

7.1	Amount, Timing and Form	32

	7.1.1 General	32
	7.1.2 Form of Distributions; Apportionment of In-Kind Distributions	33

7.2	Certain Distributions Prohibited	33

ARTICLE 8 DURATION OF THE COMPANY		33

8.1	Term of Company	33

8.2	Events of Dissolution	34

ARTICLE 9 LIQUIDATION OF ASSETS ON DISSOLUTION		34

9.1	General	34

9.2	Liquidating Distributions; Priority	34

9.3	Duration of Liquidation	35

9.4	Liability for Returns	35

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	9.4.1 General	35
	9.4.2 Adviser Return Obligation	35
	9.4.3 Distribution of Returned Amounts	35

9.5	Post-Dissolution Investments and Drawdowns	35

ARTICLE 10 LIMITATIONS ON TRANSFERS AND REDEMPTIONS OF COMPANY UNITS		36

10.1	Transfers of Units	36

	10.1.1 General	36
	10.1.2 Consent of Company	36
	10.1.3 Required Representations by Parties	36
	10.1.4 Other Prohibited Legal Consequences	36
	10.1.5 Opinion of Counsel	37
	10.1.6 Reimbursement of Transfer Expenses	37

10.2	Admission of Substituted Members	37

	10.2.1 General	37
	10.2.2 Effect of Admission	38
	10.2.3 Non-Compliant Transfer	38

10.3	Multiple Ownership	38

10.4	Adviser’s Interest Upon Removal	38

10.5	Reorganization	39

ARTICLE 11 EXCULPATION AND INDEMNIFICATION		41

11.1	Exculpation	41

	11.1.1 General	41
	11.1.2 Activities of Others	41
	11.1.3 Liquidator	41
	11.1.4 Advice of Experts	41

11.2	Indemnification	42

	11.2.1 General	42
	11.2.2 Effect of Judgment	42
	11.2.3 Effect of Settlement	42
	11.2.4 Process; Advance Payment of Expenses	43

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	11.2.5 Insurance	44
	11.2.6 Successors and Survival	44
	11.2.7 Rights to Indemnification from Other Sources	44
	11.2.8 Insurance and Other Sources for Indemnity	44

11.3	Limitation by Law	45

11.4	Return of Certain Distributions	45

ARTICLE 12 AMENDMENTS		46

12.1	Amendments	46

	12.1.1 By Consent	46
	12.1.2 Amendments Affecting Members’ Economic Rights	48
	12.1.3 Consent to Amend Special Provisions	48
	12.1.4 Notice of Amendments	48
	12.1.5 Other Agreements	49

ARTICLE 13 ADMINISTRATIVE PROVISIONS		49

13.1	Keeping of Accounts and Records; Certificate of Formation; Administrator	49

	13.1.1 Accounts and Records	49
	13.1.2 Certificate of Formation	49
	13.1.3 Administrator	49

13.2	Inspection Rights	50

13.3	Financial Reports	50

	13.3.1 Annual Financial Statements	50
	13.3.2 Additional Reporting	50
	13.3.3 Web Site	50

13.4	Valuation	51

	13.4.1 Valuation by Board	51
	13.4.2 Freely Tradable Securities	51
	13.4.3 Other Assets	51
	13.4.4 Goodwill and Intangible Assets	52
	13.4.5 Independent Valuation Firm	52

13.5	Notices	52

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13.6	Accounting Provisions	53

	13.6.1 Fiscal Year	53
	13.6.2 Independent Auditors	53

13.7	Tax Provisions	53

	13.7.1 Classification of the Company as Corporation for Tax Purposes	53
	13.7.2 RIC Requirements	54
	13.7.3 Tax Information	54
	13.7.4 Listed Transactions	54

13.8	General Provisions	55

	13.8.1 Power of Attorney	55
	13.8.2 Execution of Additional Documents	55
	13.8.3 Binding on Successors	56
	13.8.4 Governing Law	56
	13.8.5 Submission to Jurisdiction; Venue; Waiver of Jury Trial	56
	13.8.6 Waiver of Partition	56
	13.8.7 Securities Law Matters	57
	13.8.8 Confidentiality	57
	13.8.9 Compliance with Laws	60
	13.8.10 Notices to Members	61
	13.8.11 Contract Construction; Headings; Counterparts	61

ARTICLE 14 SPECIAL REGULATORY MATTERS		61

14.1	ERISA Compliance	61

	14.1.1 ERISA Plan Assets	61
	14.1.2 Distributions in Kind to ERISA Members	62
	14.1.3 Plan Assets Notice	62

14.2	ERISA Withdrawal	62

	14.2.1 General	62
	14.2.2 Cure Period	64
	14.2.3 Withdrawal	64
	14.2.4 Distributions to Withdrawing ERISA Member	64

14.3	Public Plan Members	66

14.4	Foundation Members	66

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14.5	Bank Holding Company Member	67

	14.5.1 Withdrawal	67
	14.5.2 Right to Decline Distributions	67

14.6	Conforming Amendment	67

Signature Pages of Members

Appendix I	Definitions
Appendix II	Member Acknowledgements
Schedule A	Schedule of Directors
Schedule B	Schedule of Audit Committee Members
Schedule C	Schedule of Officers
Exhibit 1	Advisory Agreement
Exhibit 2	Adviser Representations Letter

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TCW DIRECT LENDING VII LLC

FOURTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of TCW Direct Lending VII LLC (the “Company”), dated as of January 14, 2019, by and among TCW Asset Management Company LLC, a limited liability company formed under the laws of the State of Delaware (“TCW”) and those Persons who have entered into Subscription Agreements with the Company for the purchase of common limited liability company units (collectively, the “Common Units”) in the Company as members, or who are subsequently admitted to the Company as holders of Common Units (collectively, the “Common Unitholders”).

ARTICLE 1

DEFINITIONS

1.1 Definitions.

Capitalized terms used herein and not otherwise defined have the meanings assigned to them in Appendix I hereto. Appendix I also indicates certain other sections of this Agreement in which certain other terms used in this Agreement are defined.

ARTICLE 2

ORGANIZATION; POWERS

2.1 Formation of Limited Liability Company; Withdrawal; Amendment to and Restatement of LLC Agreement.

2.1.1 Formation.

The Company was formed as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) (as amended from time to time, the “Delaware Act”) pursuant to a Certificate of Formation of the Company, which was filed with the Secretary of State of the State of Delaware on May 23, 2017 (as amended to date and as amended from time to time hereafter, the “Certificate”). TCW executed the Limited Liability Company Agreement, dated as of June 29, 2017 (the “Original LLC Agreement”).

2.1.2 Prior Amendment and Restatement; Withdrawal.

On October 2, 2017, TCW amended and restated the Original LLC Agreement (the “Amended LLC Agreement”) and withdrew from the Company as the managing member, but remained a Member of the Company, effective immediately as of such amendment. On April 13, 2018, TCW and the other Members amended and restated the Amended LLC Agreement (the “Second Amended LLC Agreement”). On September 10, 2018, TCW and the other Members amended and restated the Second Amended LLC Agreement (the “Third Amended LLC Agreement”).

2.1.3 Admission.

The Persons who have entered into Subscription Agreements with the Company for the purchase of Common Units as Common Unitholders have been or are hereby being admitted to the Company as Common Unitholders upon the execution and delivery of the LLC Agreement by or on behalf of such Persons. This Agreement may be executed on behalf of such Members by an authorized representative of the Company, as attorney-in-fact for such Members, with the same force and effect as if executed directly by the Members.

2.1.4 Fourth Amendment and Restatement.

TCW and the other Members hereby amend and restate the Third Amended LLC Agreement in the form of this Fourth Amended and Restated Limited Liability Company Agreement (as so amended and restated and as amended from time to time hereafter, and including Appendices I and II hereto, the “LLC Agreement” or this “Agreement”) and agree to carry on a limited liability company subject to the terms of this Agreement in accordance with the Delaware Act.

2.1.5 Name.

The name of the Company is “TCW Direct Lending VII LLC.”

2.1.6 Address.

The principal office of the Company shall be located at 200 Clarendon Street, 51st Floor, Boston, Massachusetts 02116. The address of the Company’s registered office in Delaware is 160 Greentree Drive, Suite 101, Dover, Delaware 19904. The name of the Company’s registered agent at that address is National Registered Agents, Inc. The Company may change the locations of the principal office and registered office of the Company to such other locations, and may change the registered agent of the Company in Delaware to such other Person, as the Company may specify from time to time in a written notice to the Members by amending this Agreement and the Certificate, as appropriate.

2.2 Purpose; Powers.

In furtherance of the investment objectives of the Company, the Company may engage in any lawful act or activity for which limited liability companies may be formed under the laws of the State of Delaware and shall have all the powers available to it as a limited liability company formed under the laws of the State of Delaware.

ARTICLE 3

MEMBERS, VOTING AND CONSENTS

3.1 Names, Addresses and Subscriptions.

The name, address, e-mail address, facsimile number, and the number of Units held and corresponding Commitment of each Member are set forth in the books and records of the Company. The Company shall maintain such books and records in a manner consistent with this Agreement and shall cause such books and records to be revised to reflect (a) the admission of any additional or substituted Member occurring pursuant to the terms of this Agreement, (b) the withdrawal, or partial withdrawal, of any Member pursuant to the terms of this Agreement, (c) any change in the identity, address, e-mail address or facsimile number of a Member, (d) any changes in the Commitments of the Members occurring pursuant to the terms of this Agreement or (e) the identity, e-mail address, address and facsimile number of any trustee or nominee named pursuant to 10.3.

3.2 Status of Members.

3.2.1 Limited Liability.

No Member, in its capacity as such, shall be liable for the debts and obligations of the Company; provided, however, that each Member shall be required to pay to the Company (a) any capital contributions that such Member has agreed to make to the Company pursuant to this Agreement; (b) the amount of any distribution that such Member is required to return to the Company pursuant to this Agreement or the Delaware Act; and (c) the unpaid balance of any other payments that such Member expressly is required to make to the Company pursuant to this Agreement or pursuant to such Member’s Subscription Agreement, as the case may be.

3.2.2 Effect of Death, Dissolution or Bankruptcy.

Upon the death, incompetence, bankruptcy, insolvency, liquidation or dissolution of a Member, the rights and obligations of such Member under this Agreement, to the maximum extent permitted by law, shall inure to the benefit of, and shall be binding upon, such Member’s successor(s), estate or legal representative. Each such Person shall be treated as provided in the second sentence of 10.2.2 unless and until such Person is admitted as a substituted Member pursuant to 10.2. Any Transfer of the interest so acquired by such successor, estate or legal representative shall be subject to the requirements of Article 10.

3.2.3 No Control of Company.

Except as otherwise provided herein, no Member shall have the right or power to: (a) withdraw its contribution to the capital of the Company or reduce its Commitment; (b) to the maximum extent permitted by law, cause the dissolution and winding up of the Company or (c) demand property in return for its capital contributions. No Member, in its capacity as such, shall take any part in the control of the affairs of the Company, undertake any transactions on behalf of the Company, or have any power to sign for or otherwise to bind the Company.

3.2.4 Dual Status.

A Member may hold both Common Units and, if issued, Preferred Units. A Member who holds both Common Units and Preferred Units shall be treated separately as a Common Unitholder with respect to its Common Units and as a Preferred Unitholder with respect to its Preferred Units, except as otherwise provided in the Agreement.

3.3 Later-Closing Investors.

3.3.1 Common Units Issued After the Initial Closing Date.

During the Closing Period, the Company may, in the Board’s discretion, issue additional Common Units to newly admitted Members (a “Later-Closing Investor”) or to existing Members (who will be treated as Later-Closing Investors with respect to such newly issued Common Units). Each Later-Closing Investor will be required to contribute to the Company in respect of each newly issued Common Unit the sum of the following:

(a)

an amount equal to the Aggregate Contributions drawn down with respect to a Common Unit issued on the Initial Closing Date (but reduced by such contributions returned as described in 3.3.2(a)) through the closing date for the newly issued Common Unit (a “True-Up Contribution”);

(b)

an amount equal to any increase in the net asset value (as reflected in the Company’s books and records, but without any accrual of any Organizational Expenses, Management Fee or Incentive Fee) of a Common Unit issued on the Initial Closing Date through the closing date for the newly issued Common Unit, excluding any increase in net asset value attributable to additional capital contributions or decrease attributable to distributions of True-Up Contributions as described in 3.3.2(a) (an “Earnings Balancing Contribution”); and

(c)

an amount equivalent to interest at a rate of 2.0% per annum on the True-Up Contribution for such newly issued Common Unit, calculated for the period from the Initial Closing Date to the closing date for such newly issued Common Unit (a “Late-Closer Contribution”).

3.3.2 Special Treatment of Contributions Made by a Later-Closing Investor.

(a)

True-Up Contributions may be retained by the Company and used for any Company purpose or if at any time the Company determines that because of the True-Up Contributions it has excess cash on hand, the Company may distribute that excess cash among all the Common Unitholders in accordance with 7.1.1. As provided in 6.1.1, any distribution of True-Up Contributions will be treated as a return of previously made capital contributions in respect of the Common Units and, consequently, will correspondingly increase the Undrawn Commitment of the Common Units.

(b)

As provided in 6.1.1, Earnings Balancing Contributions and Late-Closer Contributions will not reduce the Undrawn Commitment of the associated Common Units and, as set forth in the Advisory Agreement, will not be treated as capital contributions for purposes of calculating the Incentive Fee. Earnings Balancing Contributions received by the Company will not be treated as amounts distributed to Common Unitholders for purposes of calculating the Incentive Fee.

(c)

The Company shall specially distribute Late-Closer Contributions made with respect to Common Units that are issued on a particular closing date to the Common Unitholders that were issued Common Units prior to such closing date pro rata based on the number of Common Units held by such Common Unitholders immediately prior to such closing date. If necessary in order to cause the Company to maintain its status as a RIC, or in order to comply with tax, regulatory or other requirements, the Company shall increase the amount of Late-Closer Contributions that a Later-Closing Investor is required to make pursuant to 3.3.1(c), but only if the increased amount is distributed to such Later-Closing Investor (i.e., so the net Late-Closer Contribution made and distributed to other Common Unitholders is the same as the amount described in 3.3.1(c)). As set forth in the Advisory Agreement, the special distribution of Late-Closer Contributions will not be treated as an amount distributed to the Common Unitholders for purposes of calculating the Incentive Fee.

3.3.3 Accession to Agreement.

Each Person who is to be admitted as a Later-Closing Investor pursuant to this Agreement shall accede to this Agreement by, and shall be admitted to the Company as a Member upon, executing (whether on its own behalf or via an attorney-in-fact), (i) a Subscription Agreement or other written document pursuant to which such Person agrees to become a Member and be bound by this Agreement together with the Company’s acceptance of such document and (ii) a counterpart signature page to this Agreement, which shall not require the consent or approval of any other Member. The Company shall make any necessary filings with the appropriate governmental authorities and take such actions as are necessary under applicable law to effectuate such admission.

3.3.4 Anti-Money Laundering and Other Information Provisions.

(a)	Each Member hereby agrees that:

(1)

None of the monies that such Member will contribute or pay to the Company shall be derived from, or related to, any activity in violation of United States laws, orders, rules and regulations or any other applicable laws, orders, rules and regulations, including Anti-Money Laundering and Sanctions Laws (as defined in (a)(2) below); and

(2)

No contribution or payment by such Member to the Company, and no distribution to such Member (assuming such distribution is made in accordance with instructions provided to the Company by such Member), shall cause the Company, the Board, the Adviser or any Officer to be in violation of U.S. anti-money laundering laws, orders, rules or regulations (including the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act, and the U.S. Money Laundering Control Act of 1986), or U.S. sanctions laws, orders, rules or regulations (including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”)), each such statute as amended, including any successor statute thereto, and including all rules and regulations promulgated thereunder, or any other applicable anti-money laundering or sanctions laws, orders, rules or regulations (collectively, the “Anti-Money Laundering and Sanctions Laws”).

(b)

Each Member will promptly notify the Company if, to the knowledge of such Member, such Member has made a contribution or payment to the Company, or received a distribution from the Company, in each case in a manner inconsistent with (a) above.

(c)

Each Member will provide the Company, promptly upon receipt of the Company’s written request therefor, with any additional information regarding such Member or its beneficial owner(s) that the Company reasonably deems necessary or advisable in order to determine or ensure compliance with the Anti-Money Laundering and Sanctions Laws and all other applicable laws, orders, rules, regulations and administrative pronouncements concerning money laundering, bank secrecy, economic sanctions and other criminal activities and to complete tax-related filings.

(d)

Each Member understands and agrees that if, at any time, such Member has made a contribution or payment to the Company in a manner inconsistent with (a) above, or if otherwise required by any applicable laws, orders, rules, regulations or pronouncements related to money laundering, bank secrecy or economic sanctions or similar laws, the Company may take appropriate actions, including the actions in (k) below, to ensure that it, the Board, the Adviser and each of the Officers is in compliance with all such applicable laws, orders, rules, regulations and pronouncements, including the Anti-Money Laundering and Sanctions Laws.

(e)

Each Member will not use any distributions or other monies received by such Member from the Company to finance any activities in violation of United States laws, orders, rules and regulations or any other applicable laws, orders, rules and regulations, including Anti-Money Laundering and Sanctions Laws.

(f)

Each Member acknowledges that United States federal statutes, regulations and executive orders administered by OFAC prohibit, among other things, the engagement in transactions or dealings with, and the provision of goods or services involving, certain foreign countries, territories, entities and individuals pursuant to the sanctions programs administered by OFAC (“OFAC Sanctions Programs”), including entities and individuals included on OFAC’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List and Sectoral Sanctions Identification List (collectively, the “OFAC Lists”), which can be found on the OFAC website at <http://www.treas.gov/offices/enforcement/ofac/>. In addition, each Member acknowledges that the OFAC Sanctions Programs target dealings with individuals or entities in certain countries regardless of whether such individuals or entities appear on the OFAC Lists.

(g)

Each Member hereby agrees that none of the persons or entities controlling, under common control with, or controlled by such Member, persons or entities having a beneficial interest in such Member (with respect to Members that are privately held entities); or persons or entities for whom such Member will be acting as agent, trustee, representative, intermediary or nominee or in any similar capacity in connection with its contribution or payment to the Company, will be:

(1)

an individual or entity targeted by the OFAC Sanctions Programs, including any individual or entity named on the OFAC Lists, and any other applicable sanctions laws, orders, rules or regulations, or is a party which the Company, the Board, the Adviser or any Officer is prohibited from dealing with under United States laws, orders, rules or regulations, and any other applicable laws, orders, rules or regulations.

(2)

a senior foreign political figure or politically exposed person, or any immediate family member or close associate of a senior foreign political figure or politically exposed person (in each case as defined in Appendix I), unless such person is otherwise disclosed in writing to the Company prior to the Member’s contribution or payment to the Company.

(h)

If a Member is a non-U.S. banking institution (a “Non-U.S. Bank”) or if the Member receives deposits from, makes payments on behalf of, or handles other financial transactions related to a Non-U.S. Bank, such Member hereby agrees to use its reasonable efforts to ensure that: (1) the Non-U.S. Bank has a fixed address (other than solely a post office box or an electronic address) in a country in which the Non-U.S. Bank is authorized to conduct banking activities; (2) the Non-U.S. Bank employs one or more individuals on a full-time basis; (3) the Non-U.S.

Bank maintains operating records related to its banking activities; (4) the Non-U.S. Bank is subject to inspection by the banking authority that licensed the Non-U.S. Bank to conduct banking activities; and (5) the Non-U.S. Bank does not provide banking services to any other Non-U.S. Bank that does not have a physical presence in any country and that is not a regulated affiliate.

(i)

Each Member agrees that any distributions paid to it will be paid to the same account from which such Member’s contribution or payment to the Company will be originally remitted, unless such Member notifies the Company of another account of such Member to which payment shall be made or the Company shall agree otherwise.

(j)

Each Member agrees that it will not transfer all or any part of its Units (or offer to do so) if such transfer will cause (1) the Company, the Board, the Adviser or any Officer to be in violation of the Anti-Money Laundering and Sanctions Laws; or (2) the Units to be held by an entity with which the Company, the Board, the Adviser or any Officer is prohibited from dealing under the Anti-Money Laundering and Sanctions Laws.

(k)

In addition to any actions authorized in the Subscription Agreement, actions that may be taken by the Company in the event of a violation of (a), (e), (g), (h) or (j) above, or as the Company otherwise deems reasonably necessary to comply with United States laws, orders, rules and regulations or any other applicable laws, orders, rules and regulations, including Anti-Money Laundering and Sanctions Laws, include, but are not limited to, the following:

(1)

The Company, upon delivery of notice to that effect to the affected Member, may (in the Board’s discretion) “freeze” such Member’s Units and, in that event: the Company (A) shall not accept any additional capital contributions from such Member; (B) shall not draw down any additional capital contributions from such Member so long as the Units are frozen; or (C) shall not make any distributions to such Member in respect of its frozen Units after the delivery of such notice other than liquidating distributions pursuant to 9.2, after payment to each other Member of its final liquidating distribution in accordance with 9.2 and subject in all events to compliance with applicable law.

(2)

The Company, subject to compliance with applicable law, may (in the discretion of the Board) redeem such Member’s Units using Company funds at a price equal to the lesser of (A) the Aggregate Contributions of such Member with respect to such Units and (B) the fair market value of such Units (as determined by the Board); provided, however, that if required by law, regulation or government order, the price shall equal such other price as may be required by applicable law, regulation or government order.

(l)

Each Member acknowledges and agrees that (1) the Company may release confidential information regarding such Member and, if applicable, any of its beneficial owners, to governmental authorities if the Company, in its reasonable discretion, determines that releasing such information is in the best interests of the Company in light of the Anti-Money Laundering and Sanctions Laws, and (2) the Board, notwithstanding any other provision of this Agreement, may amend any provision of this Agreement in order to effectuate the intent of this 3.3.4.

(m)

In addition to any other remedies provided hereunder, in the event that the non-compliance, or delay in compliance, by any Member with respect to any information pursuant to this 3.3.4 results in the imposition of any additional tax or other cost affecting directly or indirectly the Company or the other Members, to the extent the Board determines it is appropriate to do so (after taking into account the requirements of maintaining RIC status and other factors), the Company may take any and all actions necessary to cause such additional tax or expense to be borne by the Units held by such non-compliant or delaying Member.

3.4 Management and Control of Company.

3.4.1 Board of Directors

(a)

Initially, the Company’s board of directors (the “Board”) will be composed of six directors (each, a “Director”). A majority of the Directors may at any time increase or decrease the number of Directors; provided that the number of Directors may never be less than one or more than 12 unless this Agreement is amended pursuant to 12.1, in which case the Company may have more than 12 Directors but never less than one. Notwithstanding anything to the contrary herein, to the extent required by the 1940 Act, at any time when there are outstanding Preferred Units, the Preferred Unitholders shall have the right, as a class, to elect (i) two additional Directors to the Board (the “Preferred-Appointed Directors”), but shall not elect or vote for the other Directors, and (ii) if and for so long as dividends on the Preferred Units are unpaid in an amount equal to two full years of dividends on the Preferred Units, a majority of the Directors.

(b)

A quorum of the Board shall consist of a majority of the exact number of Directors fixed from time to time in accordance with 3.4.1(a). At each meeting of the Board at which a quorum is present, all questions and business shall be determined by the vote of such number of Directors as constitute a majority of the Board (regardless of the number of Directors present at the meeting), unless a different vote is required by law, or this Agreement. Directors may participate in a meeting by means of conference telephone or other communication equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(c)

The Directors will be divided into three classes, each serving staggered three-year terms. However, the initial members of the three classes have initial terms of one, two and three years, as indicated on Schedule A. At each annual meeting of the Members, the successors to the class of Directors whose terms expire at such meeting will be elected to hold office for a term expiring at the annual meeting of the Members held in the third year following the year of their election. Each Director may be elected to the Board with the affirmative vote of the holders of a plurality of the outstanding Units entitled to vote in the election of such Director at which a quorum is present (as set forth in 3.7); provided that the Board may amend this Agreement to alter the vote required to elect Directors. Each Director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualified.

(d)	The names of each Director, such Director’s Class, and the year of expiration of such Director’s term, shall be listed on Schedule A, which shall be updated as necessary.

(e)

The majority of the Directors will at all times consist of Directors who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Company, the Adviser or any of their respective Affiliates (the “Independent Directors”).

(f)

A Director may resign from the Board at any time. If a Director (other than a Preferred-Appointed Director) is determined to have committed an act that constitutes Cause, such Director may be removed from his position by a vote of a Supermajority in Interest of the Common Unitholders. In addition, any Director may be removed from his position by a vote at a duly called meeting of the Board of least 80% of the Directors then seated.

(g)

Any and all vacancies on the Board as a result of resignation or removal may be filled only by the affirmative vote of a majority of the remaining Directors in office, even if the remaining Directors do not constitute a quorum, and any Director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies, subject to any applicable requirements of the 1940 Act.

(h)

A majority of the Directors have the authority to form committees of the Board from time to time to the extent that it determines that it is appropriate to do so. The Board shall have an audit committee, which will be responsible for selecting, engaging and discharging the Company’s independent accountants, reviewing the plans, scope and results of the audit engagement with the Company’s independent accountants, approving professional services provided by the Company’s independent accountants (including compensation therefor), reviewing the independence of the Company’s independent accountants, reviewing the adequacy of the Company’s internal control over financial reporting, establishing guidelines and making recommendations to the Board regarding the valuation of the Company’s assets for which market quotations are not readily available, and taking any other actions consistent with the audit committee charter or as may be authorized by the Board. The chairman of the audit committee has been designated by the Board as an “audit committee financial expert” under the rules of the U.S. Securities and Exchange Commission (the “SEC”). The names of each of the members of the audit committee and the member who serves as chairman of the audit committee shall be listed on Schedule B, which shall be updated as necessary.

3.4.2 Management by the Board.

(a)

The management, policies and control of the Company shall be vested exclusively in the Board; provided, however, that the Board may delegate its rights and powers to third parties, including the Adviser, as it may determine. Unless otherwise specified in this Agreement, consent or approval by the Company shall be determined by the Board.

(b)

The Board may appoint and elect (as well as remove or replace with or without cause), as it deems necessary, a President, Vice Presidents, a Treasurer, a Chief Financial Officer, a Secretary, a Chief Compliance Officer and any other officer of the Company (collectively, the “Officers”). The compensation, if any, of the Officers shall be determined by the Board. The names of each Officer and such Officer’s position shall be listed on Schedule C, which shall be updated as necessary.

(c)	The Officers shall perform such duties and may exercise such powers as may be assigned to them by the Board.

(d)

Unless the Board decides otherwise, if the title of any person authorized to act on behalf of the Company under this 3.4.2 is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authority and duties that are normally associated with that office, subject to any specific delegation of, or restriction on, authority and duties made pursuant to this 3.4.2. Any number of titles may be held by the same person. Any delegation pursuant to this 3.4.2 may be revoked at any time by the Board.

(e)

The Board may authorize any Person, including any Officer, to sign on behalf of the Company. Unless authorized to do so by the Board, no Officer shall have any power or authority to bind the Company in any way, to pledge its credit, or to render it liable for any purpose.

3.4.3 Powers of Board.

Except as otherwise explicitly provided herein, the Board shall have the power on behalf and in the name of the Company to implement the objectives of the Company and to exercise any rights and powers the Company may possess, including, without limitation, the power to cause the Company to (a) make any elections available to the Company under applicable tax or other laws, (b) make any investments permitted under this Agreement, (c) satisfy any Company obligations (such as payment of the Management Fee, Incentive Fee and other Company Expenses), (d) effect a Reorganization, (e) make any disposition of Company assets including through an in-kind redemption of Units in connection with a Reorganization, or (f) cause the redemption of Units permitted under this Agreement.

Notwithstanding any other provision of this Agreement, without the consent of any Member or other Person being required, the Company is hereby authorized to execute, deliver and perform, and the Board on behalf of the Company is hereby empowered to authorize an Officer of the Company or other representative to execute and deliver, (w) a Subscription Agreement with each Member, (x) the Advisory Agreement, (y) a licensing agreement with the Adviser or a TCW Affiliate, and (z) any amendment of any such document (to the extent such amendment is approved in accordance with the terms of the relevant agreement and is consistent with the terms of this Agreement) and any other agreement, document or other instrument contemplated thereby or related thereto (to the extent that such other agreement, document or other instrument is consistent with the terms of the relevant agreement or this Agreement). Such authorization shall not be deemed a restriction on the power of the Board to cause the Company to enter into other documents.

3.4.4 Certain Related Transactions.

Subject to applicable law, the Company or any Portfolio Company may, as necessary or appropriate, employ or retain the Adviser or any TCW Affiliate (and any other Person to which any of the foregoing are related or in which any of the foregoing are interested) who is in the business of providing such services to provide services (including, without limitation, consulting, valuation, appraisal and brokerage services), and any such Person may receive from the Company and Portfolio Companies compensation in addition to that expressly provided for in this Agreement. As provided in 5.2.1 and 13.1.3, the Company has been authorized to enter into the Advisory Agreement with the Adviser and the Administration Agreement with the Administrator. Any other agreement that the Company enters into with the Adviser or any TCW Affiliate shall meet the following requirements: (i) the compensation and other terms and conditions under which services are to be rendered or the transaction is to be entered into are embodied in a written contract that precisely describes such services or transaction and the compensation therefor, (ii) such contract is terminable at will by the Company, without penalty, upon not more than 60 days’ prior written notice, (iii) the terms and conditions of such contract are at least as favorable to the Company as those generally available from unaffiliated third parties in arm’s-length transactions, and (iv) the transaction is entered into principally for the benefit of the Company. The Company shall notify Members of any such agreement with the Adviser or any TCW Affiliate in the Company reports issued for the quarter in which such agreement is entered into.

3.5 Activities of Members.

Notwithstanding any duty otherwise existing at law or in equity, but subject to the provisions of this Agreement, any Member and its respective direct and indirect partners, members, stockholders, officers, directors, managers, trustees, employees, agents and Affiliates may invest, participate, or engage in (for their own accounts or for the accounts of others), or may possess an interest in, other financial ventures and investment and professional activities of every kind, nature and description, independently or with others, whether now existing or hereafter acquired or initiated, including but not limited to: management of other investment vehicles; investment in, financing, acquisition or disposition of securities; investment and management counseling; providing brokerage and investment banking services; or serving as officers, directors, managers, consultants, advisers or agents of other companies, partners of any partnership, members of any limited liability company or trustees of any trust (and may receive fees, commissions, remuneration or reimbursement of expenses in connection with these activities), whether or not such activities may conflict with any interest of the Company or any of the Members. The fact that a Member may encounter opportunities to purchase, otherwise acquire, lease, sell or otherwise dispose of investment assets, other assets or other business ventures and may take advantage of such opportunities itself or introduce such opportunities to entities in which it has or does not have any interest shall not subject such Member to liability to the Company or to any of the other Members on account of the lost opportunity. Nothing in this Agreement shall be deemed to prohibit any Member or any Affiliate of any Member from dealing with, or otherwise engaging in business with, any other Member or any Person transacting business with the Company or any Portfolio Company. Neither the Company nor any Member shall have any rights, solely by virtue of this Agreement, in or to any activities permitted by this 3.5 or to any fees, income, profits or goodwill derived from such activities.

3.6 Parallel Funds.

In order to facilitate investments by certain investors and/or to accommodate investors with differing tax, regulatory, or legal needs and/or objectives, the Company in its sole discretion may form one or more parallel investment vehicles (each, a “Parallel Fund”) to invest alongside the Company in some or all Portfolio Investments as part of the Company’s investment program to the extent permitted by applicable law and/or in accordance with any relief granted by the SEC; provided, however, that the Company receives tax advice that the formation of a Parallel Fund will not have any adverse tax consequences to the Company. To the extent permitted by applicable law and/or in accordance with any relief granted by the SEC, (i) any co-investment by a Parallel Fund with the Company in a Portfolio Investment shall be made at the same time and on substantially the same investment terms as the Company and (ii) the Company and each Parallel Fund will dispose of its investments in a Portfolio Investment at the same time and on substantially the same terms, in each case subject to any specific legal, regulatory, tax, or other similar factors applicable to the Company or any such Parallel Fund. A Parallel Fund shall not include the Liquidating Company, the Public Fund, the Extension Fund, an Intermediate Entity, a Successor Fund or any SMA.

3.7 Meetings of Members.

Commencing with the calendar year that begins after the Final Closing Date, the Company will hold an annual meeting for the purposes of electing directors and offering the Members the opportunity to review and discuss the Company’s investment activity and portfolio, and for such other business as may lawfully come before the Members. Annual meetings shall be held on such date and at such time as may be designated from time to time by the Board and stated in the notice of the meeting. Special meetings of the Members for any proper purpose or purposes may be called at any time by the Board. With respect to an annual or special meeting of Members, nominations of persons for election to the Board and the proposal of business to be considered by Members may be made only pursuant to the notice of the meeting, as determined by the Board.

A quorum of the Members at an annual meeting or a special meeting shall consist of Members holding a majority of the outstanding Units entitled to vote on the matter in question.

3.8 Member Voting and Consents.

Whenever action is required by this Agreement to be taken by a specified percentage in interest of the Members (or any class or group of Members), such action shall be deemed to be valid if taken upon the written vote or written consent of those Members (or those Members included in such class or group) whose Units represent the specified percentage of the aggregate outstanding Units of all Members (or all Members included in such class or group) at the time. Each Member shall be entitled to one vote for each Unit held on all matters submitted to a vote of the Members. Any Units held by the Adviser shall be voted by or on behalf of the Adviser in the same proportion as the Units not held by the Adviser are voted. Except as expressly provided herein, no class of, or enumerated category of, Members shall be entitled to vote or consent separately as a class with respect to any matter. For these purposes, a “majority in interest” shall mean a percentage in interest in excess of 50%, and a “Supermajority in Interest” shall mean a percentage in interest in excess of 66 2/3%.

ARTICLE 4

INVESTMENTS AND ACTIVITIES

4.1 Investment Objectives.

The primary objective of the Company is to generate attractive risk-adjusted returns for its Members. The Company’s focus will include, without limitation, senior secured lending to companies for purposes including, but not limited to, corporate acquisitions, growth opportunities, liquidity needs, rescue situations, recapitalizations, debtor-in-possession loans, bridge loans and “Chapter 11” exits, as well as senior and subordinated or mezzanine indebtedness, both secured and unsecured, short-term, interim or bridge financings. The Company may also receive yield enhancements, such as equity warrants, pay-in-kind interest or contingent interest, as well as acquire and/or invest in convertible securities (both debt and equity), notes and other non-convertible debt securities, equity securities, and equity-linked securities. Any investment (other than a Temporary Investment) intended to satisfy the Company’s investment objective is referred to herein as a “Portfolio Investment.”

4.2 Investment Limitations.

4.2.1 Investments in Portfolio Companies.

The Company will not invest more than 10% of the aggregate Commitments of all Members in any single Portfolio Company (including in such limitation (a) investments in any direct or indirect subsidiary of such Portfolio Company, and (b) the amount of any outstanding obligations of such Portfolio Company (or direct or indirect subsidiary of such Portfolio Company) that have been guaranteed by the Company) measured at the time of the investment. For the avoidance of doubt, for purposes of applying this limitation, investment in a Portfolio Company through participation in any Intermediate Entity shall be measured by reference to the Company’s indirect investment in the Portfolio Company through any such Intermediate Entity.

4.2.2 Additional Investment Limitations.

The Company shall at all times comply with the following investment limitations:

(a)

The Company shall use reasonable best efforts to make or structure each investment in a jurisdiction outside the United States in a manner such that no Member (i) would have any personal liability with respect to such investment beyond such Member’s obligations to make contributions or payments to the Company as provided in this Agreement, or (ii) would be required with respect to such investment to file income tax returns in that jurisdiction reporting income (other than any Member who must file such returns without regard to the activities of the Company or who is required to file such returns for the purpose of reducing, eliminating or recovering any taxes withheld on behalf of such Member).

(b)

The Company will not invest in the aggregate more than 30% of its aggregate Commitments in (a) any blind pool investment fund or similar vehicle established and managed by a party unrelated to the Adviser and (b) investments outside of the United States and Canada. Notwithstanding the foregoing, the Company will not invest in any blind pool investment fund or similar vehicle if the Company would be required to pay a management fee or incentive fee or allocation on such investment.

(c)

The Company will not at any time invest more than 25% of its total assets in U.S. Real Estate Assets. For purposes of this section, “U.S. Real Estate Assets” means (i) any direct investment in real property (including land, any unsevered natural products or resources thereon, any improvements, and any personal property associated with the use of the real property) located in the United States or the U.S. Virgin Islands and (ii) any equity ownership interests in a corporation that is or has been a U.S. real property holding company (“USRPHC”) as defined in section 897(c)(2) of the Code at any time during the preceding 5 years or whose total investments in real property located in the United States exceeds 25% of its total assets, but does not include any interest solely as a creditor including any mortgage or other loan secured by real property or the stock of a USRPHC. For purposes of this section, the Company will take into account its proportionate share of the assets of any entity classified as a partnership for U.S. tax purposes or of any corporation in which it holds more than 50% of the fair market value of all classes of stock.

(d)

The Company will not invest in (i) residual interests in entities treated as real estate mortgage investment conduits (“REMICs”) or (ii) real estate investment trusts that (A) are treated as taxable mortgage pools or (B) hold residual interests in REMICs or subsidiaries that are taxable mortgage pools, in each case as determined for U.S. federal income tax purposes.

4.2.3 Conflicts of Interest.

Subject to applicable law and/or in accordance with any relief granted by the SEC, the Company may invest in Portfolio Companies where an Existing Fund or other Affiliates of the Adviser simultaneously hold or are acquiring equity or debt securities or where an Affiliate of the foregoing may be an investor in the Company. Each such ownership and other relationships may create conflicts of interest for the Company. In such instances, each of the Company and such Affiliates will be free, in their discretion, to make recommendations and decisions with respect to the origination or disposition of such investments, independent of the recommendations and decisions made by the others unless required otherwise by any relief granted by the SEC. All such transactions will be made for the Company in a manner that the Board deems to be appropriate given the investment objective, liquidity, diversification and other limitations of the Company and in accordance with applicable law and/or any relief granted by the SEC. Any Portfolio Investment in an issuer that is an Affiliate of a Member shall be made, managed and disposed of in a manner consistent with similarly situated investments made by the Company in entities that are not Affiliates of a Member and in accordance with applicable law and/or any relief granted by the SEC.

4.3 Borrowing.

4.3.1 General.

The Company shall have the power to enter into, make and perform all such contracts and other undertakings, and engage in all such activities and transactions as the Board may deem necessary or advisable for or incidental to the carrying out of the Company’s purpose and objectives (and all determinations, decisions and actions made or taken by the Board shall be conclusive and absolutely binding upon the Company, the Members and their respective successors, assigns and personal representatives), including: to incur indebtedness for borrowed money (including through the issuance of notes and other evidence of indebtedness), to incur other obligations (including in connection with derivative financial instruments), to arrange and make guarantees to support any such indebtedness or other obligations and incur reimbursement obligations in respect of any such guarantees, to pledge or assign or otherwise make available credit support for any such indebtedness, guarantees or other obligations and to take all other actions as the Company deems necessary or appropriate in connection with incurring indebtedness, other obligations or guarantees. The Company is hereby authorized, at its option and without consent of any Member, to hypothecate, mortgage, assign, transfer, make a collateral assignment or pledge or grant a comparable security interest to a lender or other holders of indebtedness, other obligations, or guarantees of the Company (a) any or all assets of the Company, including Portfolio Investments and deposit or similar accounts into which capital contributions are deposited (the assets described in this clause (a) referred to herein as “Assets”) and/or (b) some or all of the Undrawn Commitment of some or all of the Members, including the Company’s right to call for and receive contributions of Undrawn Commitments under 6.1 and all rights and remedies related thereto (including those under 6.2) and the obligations of some or all of the Members under their respective Subscription Agreements and this Agreement (the rights described in this clause (b) referred to herein as “Assigned Rights”, and together with Assets, referred to herein as “Credit Support”).

In furtherance thereof, the Company may, in each case subject to such other conditions as the Company may reasonably determine, (a) authorize any lender or holders of such indebtedness, guarantees or other obligations, including any agent or trustee acting on their behalf, as agent and on behalf of the Company, or in such other capacity as the Company may specify to act as agent of and on behalf of the Company (i) to exercise Assigned Rights, (ii) to issue draw downs and to require all or any portion of such Undrawn Commitment to be contributed to the Company for purposes of paying related proceeds to a holder of such indebtedness, guarantees or other obligations to the Company; provided that no Member shall at any time be required to fund capital contributions directly to any party other than the Company, (iii) to exercise any remedy of the Company under this Agreement in respect of any Asset or Assigned Rights or in respect of any draw down, called contributions or Undrawn Commitment, and (iv) to enforce the Members’ obligations under their respective Subscription Agreements and this Agreement, and (b) take any other action the Company reasonably determines to be necessary for the purpose of providing such Credit Support (collectively, clauses (a) and (b), the “Lender Powers”); provided that any exercise of such Lender Powers shall be made in accordance with this Agreement. In addition, the Company is hereby authorized to provide to or receive from any lender or holders of such indebtedness, guarantees or other obligations, including any agent or trustee acting on their behalf, financial information related to such Member.

Notwithstanding anything to the contrary in this Agreement, for so long as the Company operates as a BDC, the Company shall not incur indebtedness (including, for this purpose, issuance of the Preferred Units) in violation of the leverage requirements applicable to a BDC, including but not limited to Sections 18 and 61 of the 1940 Act and any interpretation thereof that is currently or may become applicable to the Company.

4.3.2 Member Acknowledgements.

To facilitate the Company’s ability to incur indebtedness, guarantees and other obligations and to incur pledges or assigns or otherwise make available as Credit Support for such indebtedness, guarantees and other obligations, each Member hereby agrees to and acknowledges the representations and acknowledgements set forth in Appendix II.

4.3.3 Beneficiary Rights.

Notwithstanding anything herein to the contrary, any agent or lender granted a lien with respect to the Assigned Rights and the right to exercise any Lender Power shall be an intended beneficiary of this Agreement and shall be entitled to enforce the provisions of this 4.3 and Appendix II.

4.4 Preferred Units.

Without the consent of any Member, the Board may cause the Company to issue one class of Preferred Units, which Preferred Units may have rights senior to those of the Common Units, and such other characteristics as the Board may determine, but, for so long as the Company operates as a BDC, in a manner that complies with the requirements for the Company to comply with legal requirements applicable to a BDC, subject to any changes in applicable law that may alter the Company’s ability to incur indebtedness after the date of this Agreement. Prior to the issuance of a series of Preferred Units, the Board shall set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption for such series.

4.5 Retention and Reinvestment of Proceeds.

4.5.1 Limited Retention and Reinvestment.

Subject to the requirements of Section 852(a) of Subchapter M of the Code (for so long as such provisions are relevant) and the terms of any indebtedness or Preferred Units, during the Commitment Period, the Company may retain, in whole or in part, any Proceeds received by the Company attributable to Portfolio Investments and may use the amounts so retained to make new Portfolio Investments (up to the cost of Portfolio Investments attributable to such Proceeds), pay Company Expenses, repay Company borrowings, guarantees or other obligations, or fund reasonable reserves for future Portfolio Investments or future Company Expenses or other obligations (including, without limitation, obligations to make the indemnification advances and payments which may be required by 11.2); provided, however, that, after the expiration of the Commitment Period, no part of such retained amounts shall be used to make any Portfolio Investment except to the extent that the Company would be permitted pursuant to 6.1.4 to draw down amounts to fund such Portfolio Investment. The Company may not retain Proceeds for the purpose of making a Portfolio Investment to the extent such retention would cause the Undrawn Commitment of the Common Units to be reduced below zero. Notwithstanding the foregoing, once the Undrawn Commitment of the Common Units is reduced to zero, the Company may continue to retain Proceeds that represent net investment income for the purpose of paying its operating costs (including expenses, the Management Fee, the Incentive Fee, payments to the Administrator and any indemnification obligations), debt service or other obligations of any borrowings, guarantees or other obligations the Company has made. Any retained Proceeds that represent net investment income will be treated as a deemed distribution by the Company to the Common Unitholders and a deemed re-contribution by the Common Unitholders to the Company, and the aggregate Undrawn Commitment of all Unitholders will be reduced by such amount.

4.5.2 Required Distributions of Amounts Not Retained.

Subject to 4.5.1, the Company will distribute to the Common Unitholders net proceeds attributable to the repayment or disposition of Portfolio Investments, together with any interest, dividends, other net cash flow in respect of Portfolio Investments (or potential Portfolio Investments) or Temporary Investments (collectively, “Proceeds”) in the manner and at the times set forth below.

Subject to the requirements of Section 852(a) of Subchapter M of the Code, and the terms of any indebtedness or Preferred Units, following expiration of the Closing Period, distributions of Proceeds will be made to the Common Unitholders pro rata based on the number of Common Units held by each Common Unitholder. No distributions will be made during the Closing Period, except for distributions of amounts attributable to Later-Closing Investors as described in 3.3.2.

Other than during the Closing Period, the Company shall distribute, promptly after receipt thereof, all Proceeds except to the extent such Proceeds are permitted to be retained as described in 4.5.1. Notwithstanding anything herein to the contrary, the Adviser will endeavor to cause the Company to effect distributions of Proceeds as necessary to comply with the requirements of Section 852(a) of Subchapter M of the Code.

Payment of distributions will be subject to applicable withholding taxes, if any. The Company (or its withholding agent) shall be entitled to deduct and withhold from any amount otherwise distributable to a Common Unitholder pursuant to this Agreement such amounts as may be required to be so deducted and withheld under any applicable law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been distributed to the Common Unitholder.

4.5.3 Recallable Amounts.

Subject to the limitations set forth in 6.1.4, a Common Unitholder may be required to re-contribute amounts previously distributed to it with respect to its Common Units. The amount that a Common Unitholder may be required to re-contribute pursuant to this 4.5.3 (the “Recallable Amount” of such Common Unitholder) shall be equal to (a) such Common Unitholder’s share of all Portfolio Investments that are repaid to the Company or otherwise recouped by the Company and distributed to such Common Unitholder, in whole or in part, during or after the Commitment Period, reduced by (b) all re-contributions made by such Common Unitholder pursuant to this 4.5.3.

ARTICLE 5

FEES AND EXPENSES; ADVISORY AGREEMENT

5.1 Company Expenses

(a)

Subject to 5.1(b), the Company shall bear and be responsible for all costs, expenses and liabilities in connection with the organization, operations, administration and transactions of the Company (“Company Expenses”). Company Expenses shall include, without limitation: (a) Organizational Expenses and any other expenses associated with the issuance of the Units; (b) expenses of calculating the Company’s net asset value (including the cost and expenses of any independent valuation firm); (c) fees payable to third parties, including agents, consultants, attorneys or other advisors, relating to, or associated with, evaluating and making investments; (d) expenses incurred by the Adviser or the Administrator payable to third parties, including agents, consultants, attorneys or other advisors, relating to or associated with monitoring the financial and legal affairs for the Company, providing administrative services, monitoring or administering the Company’s investments and performing due diligence reviews of prospective investments and the corresponding Portfolio Companies; (e) costs associated with the Company’s reporting and compliance obligations under the

1940 Act, the 1934 Act and other applicable federal or state securities laws; (f) fees and expenses incurred in connection with debt incurred to finance the Company’s investments or operations, and payment of interest and repayment of principal on such debt; (g) expenses related to sales and purchases of Units and other securities; (h) Management Fees and Incentive Fees; (i) administrator fees, if any, payable under the Administration Agreement; (j) transfer agent, sub-administrator and custodial fees; (k) expenses relating to the issue, repurchase and transfer of Units to the extent not borne by the relevant transferring Unitholders and/or assignees; (l) federal and state registration fees; (m) federal, state and local taxes and other governmental charges assessed against the Company; (n) Independent Directors’ fees and expenses and the costs associated with convening a meeting of the Board or any committee thereof; (o) fees and expenses and the costs associated with convening a meeting of the Unitholders or holders of any Preferred Units, as well as the compensation of an investor relations professional responsible for the coordination and administration of the foregoing; (p) costs of any reports, proxy statements or other notices to Unitholders, including printing and mailing costs; (q) costs and expenses related to the preparation of the Company’s financial statements and tax returns; (r) the Company’s allocable portion of the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; (s) direct costs and expenses of administration, including printing, mailing, long distance telephone, and copying; (t) independent auditors and outside legal costs, including legal costs associated with any requests for exemptive relief, “no-action” positions or other guidance sought from a regulator, pertaining to the Company; (u) compensation of other third party professionals to the extent they are devoted to preparing the Company’s financial statements or tax returns or providing similar “back office” financial services to the Company; (v) Adviser costs and expenses (excluding travel) in connection with identifying and investigating investment opportunities for the Company, monitoring the investments of the Company and disposing of any such investments; (w) portfolio risk management costs; (x) commissions or brokerage fees or similar charges incurred in connection with the purchase or sale of securities (including merger fees); (y) costs and expenses attributable to normal and extraordinary investment banking, commercial banking, accounting, auditing, appraisal, valuation, administrative agent activities, custodial and registration services provided to the Company, including in each case services with respect to the proposed purchase or sale of securities by the Company that are not reimbursed by the issuer of such securities or others (whether or not such purchase or sale is consummated); (z) costs of amending, restating or modifying this Agreement or the Advisory Agreement or related documents of the Company or related entities; (aa) fees, costs, and expenses incurred in connection with the termination, liquidation or dissolution of the Company or related entities; and (bb) all other properly and reasonably chargeable expenses incurred by the Company or the Administrator in connection with administering the Company’s business. Notwithstanding the foregoing, in the event of a Reorganization that results in a

Public Company or an Extension Fund, including a Reorganization pursuant to which the Company becomes the Public Company or the Extension Fund, the fees, costs and expenses associated with any such restructuring, initial public offering, listing of equity securities or reorganization will be borne appropriately by the Public Company and the Extension Fund (and indirectly only by Unitholders that elect to become investors in the Public Company or the Extension Fund), as the case may be, and no others will directly or indirectly bear such fees, costs or expenses.

(b)

Notwithstanding anything to the contrary in this Agreement, the Adviser shall bear, and not seek reimbursement from the Company in connection with, (i) Organizational Expenses in excess of an amount equal to 10 basis points of the aggregate Commitments to the Company and (ii) Company Expenses in excess of an amount equal to 12.5 basis points of the aggregate Commitments to the Company computed annually; provided, that, any amount by which actual annual expenses in (ii) exceed the 12.5 basis point limit shall be carried over to the next year, without limitation, as additional expense until the earlier of the Reorganization or the dissolution of the Company pursuant to Section 8.2, with any partial year assessed on a pro rata basis; and provided, further, that in determining the Company Expenses subject to the 12.5 basis point limit in (ii), the following expenses shall be excluded and shall be borne by the Company as incurred without regard to the 12.5 basis point limit in (ii): the Management Fee, the Incentive Fee, Organizational Expenses, amounts incurred in connection with the Company’s borrowings (including interest, bank fees, legal fees and other transactional expenses arising out of or related to any borrowing or borrowing facility and similar costs), transfer agent fees, federal, state and local taxes and other governmental charges assessed against the Company, out-of-pocket expenses of calculating the Company’s net asset value (including the cost and expenses of any independent valuation firm engaged for that purpose and the costs and expenses of the valuation of Portfolio Investments performed by the Company’s independent auditors in order to comply with applicable Public Company Accounting Oversight Board standards), out-of-pocket costs and expenses incurred in connection with arranging or structuring investments and their ongoing operations (including expenses and liabilities related to the formation and ongoing operations of any special purpose entity or entities in connection with an investment), out-of-pocket legal costs associated with any requests for exemptive relief, “no-action” positions or other guidance sought from a regulator pertaining to the Company, out-of-pocket costs and expenses relating to any Reorganization or liquidation of the Company, and any extraordinary expenses (such as litigation expenses and indemnification payments). Notwithstanding the foregoing, in no event will the Company carryforward to future periods the amount by which actual annual Company Expenses for a year exceed the 12.5 basis point limit for more than three years from the date on which such expenses were reimbursed.

In addition to the foregoing, the Adviser shall bear Adviser Operating Expenses.

5.2 Advisory Agreement; Management Fee and Incentive Fee.

5.2.1 Advisory Agreement.

The Company shall enter into an advisory agreement (the “Advisory Agreement”) with the Adviser for assistance in providing management services to the Company, in the form attached hereto as Exhibit 1. The Advisory Agreement will automatically terminate in the event of an “assignment” (within the meaning of the 1940 Act) by the Adviser. The Advisory Agreement may be terminated by the Board or by the approval of a majority in interest of the Common Unitholders or, if less, such lower percentage as required by the 1940 Act, without penalty, upon not less than 60 days’ prior written notice to the Adviser. The Members acknowledge and agree that, so long as the Advisory Agreement (or a successor agreement) is in effect, the Company shall delegate the authority to make investment, disposition and similar decisions, including the authority to approve all Portfolio Investments and/or all dispositions thereof, to the Adviser. The Company shall promptly notify the Members of any material amendment to the Advisory Agreement. In addition, the Adviser has delivered on the Initial Closing Date to the Company (for the benefit of the Company and the Members) the adviser representation letter in the form attached hereto as Exhibit 2.

5.2.2 Management Fee.

In consideration of the services to be provided by the Adviser to the Company pursuant to the Advisory Agreement, the Company shall pay to the Adviser an amount equal to the management fee (the “Management Fee”), calculated in accordance with Section 5 of the Advisory Agreement. Such amount shall be paid to the Adviser in accordance with Section 5 of the Advisory Agreement.

5.2.3 Incentive Fee.

Subject to the terms of the Advisory Agreement, the Company shall pay the Adviser the Incentive Fee. The Incentive Fee will be calculated on a cumulative basis and the amount of the Incentive Fee payable in connection with any distribution (or deemed distribution) will be determined in accordance with the formula in accordance with Section 6 of the Advisory Agreement each time amounts are to be distributed to the Common Unitholders, it being understood, for the avoidance of doubt, that such amount will be calculated based on the gross distributions to which a Member is entitled notwithstanding (i) any amounts of U.S. federal income tax required to be withheld from such distributions and (ii) any obligation of such Member to return certain distributions in respect of the Company’s liability, if any, for underwithholding of U.S. federal income tax, pursuant to 11.4.

5.2.4 Transaction; Advisory Fees

Any (i) transaction, advisory, consulting, management, monitoring, directors’ or similar fees, (ii) closing, investment banking, finders’, transaction or similar fees, (iii) commitment, breakup or topping fees or litigation proceeds and (iv) other fee or payment of services performed or to be performed with respect to an investment or proposed investment received from or with respect to Portfolio Companies or prospective Portfolio Companies in connection with the Company’s activities will be the property of the Company. Notwithstanding the foregoing, for administrative or other reasons, certain fees described in clauses (i) through (iv) above (including any fees for administrative agent services provided by the Adviser or a TCW Affiliate with respect to a particular loan or portfolio of loans made by the Company) may be paid to the Adviser or the TCW Affiliate (rather than directly to the Company), in which case the amount of such fees (net of any related expenses associated with the generation of such fees borne by the Adviser or such TCW Affiliate that have not been and will not be reimbursed by the Company) shall be paid to the Company or shall offset amounts (including the Management Fee) otherwise payable by the Company to the Adviser; provided that any such amount not paid to the Company or used to offset amounts otherwise payable by the Company to the Adviser shall be distributed to the Unitholders upon the final liquidation of the assets of the Company.

ARTICLE 6

CAPITAL OF THE COMPANY

6.1 Obligation to Contribute.

6.1.1 General.

The Company will offer Common Units with each Unit representing a Commitment of $100. Each Common Unit will be issued for a purchase price of $0.01 per Common Unit (the “Original Issuance Price”) and will obligate the Common Unitholder to make additional future capital contributions of $99.99 per Common Unit. The undrawn commitment per Unit will equal $100 reduced by the Aggregate Contributions made (or deemed made) with respect to such Unit (the “Undrawn Commitment”); provided that, as provided in 3.3.2, (a) the Undrawn Commitment of a Common Unit will not be reduced for any Earnings Balancing Contributions or Late-Closer Contributions made by a Common Unitholder, (b) the Undrawn Commitment will be increased for certain distributions attributable to True-Up Contributions, (c) the Undrawn Commitment will be increased for distributions of any amounts that were contributed in anticipation of a potential portfolio investment that the Company did not consummate within 90 days of the contribution date, and (d) the Undrawn Commitment will be increased for any Recallable Amount as provided in 4.5.3.

6.1.2 Original Issuance Price.

Upon the Company accepting a Common Unitholder’s Commitment, such Common Unitholder will automatically be obligated to pay an amount equal to the Original Issuance Price of the Common Units corresponding to that Commitment. The Company will require payment of the Original Issuance Price as part of the initial drawdown pursuant to 6.1.3 with respect to those Units.

6.1.3 Drawdowns of Undrawn Commitment; Deficiency Drawdowns.

(a)

The Company may draw down capital contributions from time to time from each Member up to such Member’s Undrawn Commitment with respect to its Common Units and may require each Member to make any other payment required under this Agreement. Each Member agrees to contribute or pay to the Company the called amount by the date specified in the capital call notice, provided that the due date shall not be less than ten Business Days following the date the drawdown notice is dispatched (except that the due date for the initial drawdown with respect to newly issued Units shall not be less than five Business Days following the date the drawdown notice is dispatched).

(b)

Calls for capital contributions, or a rescission or postponement of such a call with respect to Common Units, will be sent to each Common Unitholder by mail, electronic facsimile, electronic mail or other method of communication deemed reasonable by the Company. A call for capital contributions may be rescinded or postponed by the Company by prompt written notice but no later than the due date specified therein. In the case of a postponement to a specified future date, such notice shall restate the information contained in the original notice, indicating any material changes.

(c)

All capital contributions or other payments shall be made to the Company by wire transfer or other transfer of federal or other immediately available U.S. funds on or before the relevant due date to the account designated for such purpose. Each Common Unitholder shall be obligated to make payment in full of each required capital contribution per Common Unit, together with any interest or other amounts due thereon, on the date due, and no Common Unitholder shall make (nor shall the Company be obligated to accept) less than the full amount of any such required capital contribution.

(d)

Each capital call will be issued in the amount per Common Unit specified by the Company, and such amount will be applicable to all Common Units outstanding as of the date such capital call is due to be contributed to the Company; provided that in connection with the issuance of any new Common Units following the Initial Closing Date, the amount to be contributed as payment for such newly issued Common Units will be determined in accordance with 3.3.1. Notwithstanding the foregoing, if any Common Unitholder has failed to make a capital contribution with respect to its applicable Common Units when due, the Company in its discretion may call for a deficiency drawdown of contributions from the other Common Unitholders to replace the unpaid contribution upon seven Business Days’ prior written notice, and any amounts paid by such other Common Unitholders pursuant to a deficiency drawdown will reduce the remaining Undrawn Commitments of such Common Unitholders. For purposes of 6.2, the amount of a Common Unitholder’s contribution that is not paid when due shall be deemed to include such Common Unitholder’s ratable share, determined on a grossed-up basis, of any deficiency drawdown with respect to such Common Unitholder’s unpaid contribution.

6.1.4 Commitment Period.

Prior to the termination of the Commitment Period, additional capital contributions may be drawn down pursuant to 6.1.3 for any purpose contemplated under this Agreement, including for the purpose of funding new Portfolio Investments. After the expiration of the Commitment Period, the Company will not call for or accept, and the Members shall not be obligated to make, any capital contributions to fund new Portfolio Investments other than:

(a)

Portfolio Investments that are significantly in process prior to the expiration of the Commitment Period and as to which the Company and the prospective Portfolio Company have commenced, in good faith, negotiating the terms of the investment and which the Company reasonably expects to be consummated prior to the date that is 90 days after the date of the expiration of the Commitment Period; or

(b)	Follow-on investments in existing Portfolio Companies up to an aggregate amount not to exceed an amount equal to 10% of the Commitments of all Common Unitholders.

For the avoidance of doubt, the following shall not be treated as new Portfolio Investments: (i) funding amounts to Portfolio Companies pursuant to credit facilities in place prior to the termination of the Commitment Period, and (ii) funding amounts to be used to exercise or convert options, warrants or other convertible securities held by the Company.

The Company at any time (i.e., regardless of whether the Commitment Period has expired) may call for capital contributions (and the Members shall be obligated to fund such contributions) pursuant to (and subject to the limitations of) 6.1.3 for purposes of paying Company Expenses, repaying indebtedness, making payments with respect to guarantees and other liabilities and obligations of the Company, and establishing reserves therefor, and any other purpose permissible under this Agreement. Nothing in this 6.1.4 shall require any Common Unitholder to make capital contributions or payments to the Company other than as provided in this Agreement.

6.1.5 No Interest.

No interest shall accrue on any Member’s contribution.

6.1.6 Fund Size

The aggregate Commitments of Common Unitholders together with the commitments, if any, of Preferred Unitholders to the Company shall not exceed $3 billion.

6.1.7 Release from Commitments

If the SEC issues an order granting the exemptive relief necessary for TCW Direct Lending LLC (the “Prior Fund”) to implement the Spin-Off contemplated in Section 10.5 of the Second Amended and Restated Limited Liability Company Agreement of the Prior Fund, as it may be further amended and restated from time to time (the “Prior Fund LLC Agreement”), then during the period between the Initial Closing Date and the end of the Closing Period (the “Roll-over Period”), (a) any holder of limited liability company units of the Prior Fund (“Prior Fund Units”) that enters into a Subscription Agreement for the purchase of Common Units (a “Participating Prior Fund Investor”) and that exchanges one or more Prior Fund Units for shares of common stock in the Permanent Capital Fund (as such term is defined in the Prior Fund LLC Agreement) pursuant to Section 10.5 of the Prior Fund LLC Agreement and (b) any other Common Unitholder (a “Participating Other Investor”) that purchases shares of common stock in the Permanent Capital Fund (as such term is defined in the Prior Fund LLC Agreement) may, at the election of such Participating Prior Fund Investor or Participating Other Investor and prior to the expiration of the Roll-over Period, seek to be relieved of all or part of such Common Unitholder’s Commitment to the extent set forth below by requesting that the Company repurchase one or more of the Common Units subscribed for by such Participating Prior Fund Investor or Participating Other Investor (such Common Units, “Roll-over Units”), at an aggregate purchase price equal to (a) the Aggregate Contributions with respect to such Common Unitholder in respect of such Roll-over Units, reduced by (b) any distributions that represent return of capital or recouped principal amount of Portfolio Investments; provided, that the aggregate Undrawn Commitment attributable to Roll-over Units that may be repurchased by the Company from any Participating Prior Fund Investor or Participating Other Investor pursuant to this 6.1.7 will not exceed (x) in the case of a Participating Prior Fund Investor, the net asset value of the Prior Fund Units exchanged by such Participating Prior Fund Investor for shares of common stock in the Permanent Capital Fund (as such term is defined in the Prior Fund LLC Agreement) pursuant to Section 10.5 of the Prior Fund LLC Agreement, determined as of the date on which such Prior Fund Units were so exchanged or (y) in the case of a Participating Other Investor, the aggregate price at which such Participating Other Investor purchased shares of common stock in the Permanent Capital Fund (as such term is defined in the Prior Fund LLC Agreement); provided, further, that the aggregate Undrawn Commitment attributable to Roll-over Units that may be repurchased by the Company pursuant to this 6.1.7 will not exceed 20% of the total Commitments of all Unitholders as of the Initial Closing Date, allocated pro rata to each investor based on the number of Roll-over Units that the Company is requested to repurchase from such investor pursuant to this paragraph.

The Board may, in its sole discretion, cause the Company to (i) cancel on the Company’s books and records any Roll-over Units repurchased by the Company pursuant to the preceding paragraph or (ii) sell any Roll-over Units repurchased by the Company pursuant to the preceding paragraph to another eligible investor, on any date during the Roll-over Period (such date, the “Back-fill Date”), at a price equal to the Original Issuance Price of such Roll-over Unit, and such investor will be required to contribute an amount as though such investor were purchasing newly issued Common Units as a Later-Closing Investor participating in a closing on the Back-fill Date under 3.3.1.

6.2 Failure to Make Required Payment.

6.2.1 Interest.

Except as otherwise provided in this Agreement, upon any failure by a Member to pay a capital contribution in full when due, interest will accrue at the Default Rate on the outstanding unpaid balance of such capital contribution, from and including the date such capital contribution was due until the earlier of the date of payment of such capital contribution by such Member (or a transferee) or the date on which such Unit is transferred. The “Default Rate” with respect to any period shall be the lesser of (a) a variable rate equal to the Prime Rate in effect, from time to time, during such period plus 6% or (b) the highest interest rate for such period permitted by applicable law. The Company, in its discretion, may waive the requirement to pay interest, in whole or in part.

6.2.2 Default.

Except as otherwise provided in this Agreement, if any Common Unitholder fails to make a capital contribution when due, and has also failed to make such payment on or before the date that is seven Business Days after the Company has given written notice to such Common Unitholder of such Common Unitholder’s failure to make such payment, then such Common Unitholder (a “Defaulting Member”) shall be in default. If a Common Unitholder becomes a Defaulting Member, the Company may, in its discretion, and subject to applicable law, pursue one or more of the following alternatives:

(a)

Cause the Defaulting Member to forfeit, at each drawdown date, such number of its Common Units as is necessary to prevent any increase in such Defaulting Member’s Common Units’ aggregate net asset value as a result of the contribution of capital by other Members with respect to their Common Units, which forfeited Common Units may be cancelled on the Company’s books and records or may be transferred to the non-defaulting Common Unitholders, in each case without any action by the Defaulting Member;

(b)	Impose a Default Charge upon the Defaulting Member pursuant to 6.2.3;

(c)

Offer all of the Defaulting Member’s Common Units to the other Common Unitholders or third parties for purchase at a price equal to the lesser of the then net asset value of such Common Units or the highest price reasonably obtainable by the Company, subject to such other terms as the Company in its discretion shall determine, which offer(s) and sale(s) shall be binding upon the Defaulting Member if the purchasing Common Unitholders or third parties agree to assume the related Commitment with respect to such Common Units of the Defaulting Member, including any portion then due and unpaid, and the Company pursuant to its authority under 13.8.1 may execute on behalf of the Defaulting Member any documents necessary to effect the Transfer of the Defaulting Member’s Common Units pursuant to this 6.2.2(c);

(d)

Assist the Defaulting Member in selling its Common Units (subject to applicable law), with the full assumption by the buyer of the Defaulting Member’s Commitments thereto, including any portion then due and unpaid;

(e)	Accept a late contribution from the Defaulting Member, with interest (if any), in satisfaction of its then-outstanding obligation to contribute hereunder;

(f)

Pursue and enforce all of the Company’s other rights and remedies against the Defaulting Member under this Agreement or the relevant Subscription Agreement and applicable law and/or at equity, including but not limited to the commencement of a lawsuit to collect the unpaid capital contribution, interest, costs, and reimbursement (with interest at the Default Rate) for any other damages suffered by the Company;

(g)

Issue an additional capital call to non-defaulting Common Unitholders for the defaulted contribution, provided that no Common Unitholder shall be obligated to fund an amount in excess of the Undrawn Commitment of the Common Units held by such Common Unitholder;

(h)	Limit or prohibit the Defaulting Member’s ability to participate in a Reorganization; and/or

(i)	Pursue any other remedy at law or in equity available to the Company with respect to the Defaulting Member.

If a Defaulting Member’s Units are sold pursuant to (c) or (d) above, or if the Company exercises its discretion to accept a late contribution pursuant to (e) above, the Company shall not impose a Default Charge pursuant to 6.2.3 below. Otherwise, to the maximum extent permitted by law, the remedies set forth above shall be cumulative, and the use by the Company of one or more of them against a Defaulting Member shall not preclude the use of any other such remedy. The Company may pursue and enforce all rights and remedies it may have against a Defaulting Member. Notwithstanding anything to the contrary in this Agreement, the Company will hold the Defaulting Member responsible for all fees and expenses, including without limitation, attorneys’ fees or sales commissions, incurred as a result of the default.

6.2.3 Default Charge.

The Members agree that the damages suffered by the Company as the result of a default by a Defaulting Member will be substantial and that such damages cannot be estimated with reasonable accuracy. To the maximum extent permitted by law, as a penalty, as permitted by Section 18-502(c) of the Delaware Act and subject to 6.2.2, the Company may cause a Defaulting Member to forfeit up to an additional amount of Common Units equal to 50% of the Common Units such Defaulting Member subscribed for, respectively (the “Default Charge”) after application of 6.2.2(a), which forfeited Common Units may be cancelled on the Company’s books and records or may be transferred to the non-defaulting Members, in each case without any action by the Defaulting Member.

6.2.4 Distributions to Defaulting Members.

Subject to any Default Charge imposed pursuant to 6.2.3, the Company may withhold any distributions that otherwise would be made to a Defaulting Member until such time as the Company makes its final liquidating distribution or until such earlier time as the Company may determine. Any distributions so withheld, or the proceeds thereof, shall be placed in a separate escrow account and may only be used by the Company to offset obligations of such Defaulting Member. Upon the final liquidating distribution or such earlier time as the Company determines, if there are funds remaining in the escrow account after paying or reserving for all possible current and future obligations of such Defaulting Member, such funds shall be distributed to such Defaulting Member. If the Company has withheld in-kind distributions from a Member pursuant to this 6.2.4 and subsequently determines to pay the withheld distributions to such Member, it may elect to (1) pay cash to such Member in lieu of any distributions which were made to non-defaulting Members in kind and withheld from such Member, but the Company shall not, in such event, be liable to such Member for any subsequent increase in the value of any securities that would have been distributed to such Member had such Member not defaulted, or (2) deliver to such Member the securities or other assets (or substantially identical securities or assets) such Member would have received had the distribution to such Member not been withheld, but the Company shall not, in such event, be liable for any diminution in the value of such securities or other assets subsequent to the date such securities would have been distributed. Any losses incurred by the Company upon the disposition of the securities or other assets that would otherwise have been distributed to the Defaulting Member in kind shall be for the account of the Defaulting Member.

6.2.5 Effect of Default on Remaining Interest in Company.

(a)

The Company, in its sole discretion, may determine that no additional capital contribution shall be accepted from a Defaulting Member, in which case the Company shall so notify the Defaulting Member and, following the date that such notice is given to the Defaulting Member, the Company shall not call for additional capital contributions from such Defaulting Member.

(b)

If the Company has given the notice described in the preceding clause (a) and such Defaulting Member’s Aggregate Contribution with respect to its Units has been reduced to zero (by application of the Default Charge or otherwise), then the Defaulting Member’s Units shall be forfeited without compensation and the Defaulting Member shall no longer be a Member of the Company, and the Company shall have no further obligation to the Defaulting Member provided that the Defaulting Member shall remain liable for its obligation to return distributions pursuant to 11.4.

(c)

If a portion or all of the Common Units of a Defaulting Member are forfeited, then for purposes of 5.2.2 and the Advisory Agreement, the Defaulting Member’s Commitment shall be correspondingly reduced; provided, however, that for purposes of determining the Management Fee payable by the Company, such adjustment to the Defaulting Member’s original Commitment shall take effect only as of the end of the fiscal year in which such unpaid Commitment is reduced to zero or its Common Units are extinguished. For purposes of 4.3, the Defaulting Member shall be deemed to have an aggregate Commitment equal to its Commitment prior to the default. For purposes of any other provision of this Agreement for which the Defaulting Member’s Commitment with respect to each of its Units is relevant, the Company shall determine the amount of such Commitment, in its reasonable discretion, so as to carry out the purposes of such provision.

6.3 Key Person Event.

(a)

If, during the Commitment Period, (i) Richard T. Miller and one or more of Suzanne Grosso, Mark Gertzof, or James S. Bold (each of such four persons, a “Key Person”) fail to devote substantially all of his or her business time to the investment activities of the Company and the Related Entities; or (ii) all of Suzanne Grosso, Mark Gertzof, and James S. Bold fail to devote substantially all of his or her business time to the investment activities of the Company and the Related Entities, in each case other than as a result of a Temporary Disability (the occurrence of such event, a “Key Person Event”), and the Adviser does not replace such individual(s) in the manner contemplated in the second following sentence, then the Commitment Period shall be automatically terminated upon such Key Person Event, whereupon (A) Members will be released from their obligation to fund additional capital contributions with respect to the Common Units, except for purposes permitted after the Commitment Period as described in 6.1.4(a) and the last paragraph of 6.1.4 and (B) the Company shall not acquire new Portfolio Investments except as described in 6.1.4(a). The Commitment Period shall be re-instated, and the restrictions set forth in clauses (A) and (B) above shall be rescinded, upon the vote or written consent of a Supermajority in Interest of the Common Unitholders. Notwithstanding the foregoing and subject to 6.3(c) and 6.3(d), the Adviser is permitted at any time to replace any person designated above with a senior professional (including a Key Person) selected by the Adviser, with the approval of a majority in interest of the Common Unitholders (in which case, the approved substitute shall be a Key Person in lieu of the person replaced). If such replacement(s) end the occurrence of a Key Person Event, the Commitment Period will automatically be re-instated.

(b)

If, during the Commitment Period, any Key Person shall fail to devote substantially all of his or her business time to the investment activities of the Company and the Related Entities other than as a result of a Temporary Disability (the occurrence of such event, a “Key Person Departure”), the Company shall provide written notice to Common Unitholders of such Key Person Departure within 30 days of the date of such Key Person Departure.

(c)

If a Key Person Departure occurs during the Commitment Period and the Adviser determines to replace such Key Person, the Company shall obtain the approval of such replacement by a majority in interest of the Common Unitholders no later than the date of the Company’s next annual meeting; provided that the Company may, in its discretion, determine to obtain the approval of such replacement no later than 90 days after the date that the Adviser informs the Company of its proposed replacement of the Key Person.

(d)

If the Company fails to obtain approval of a replacement of a Key Person following a Key Person Departure as provided in 6.3(c), then notwithstanding anything herein, the Key Person Departure shall be permanent and the Adviser shall not be permitted to replace such Key Person.

ARTICLE 7

DISTRIBUTIONS

7.1 Amount, Timing and Form.

7.1.1 General.

Except as otherwise provided in this Agreement (including, but not limited to, 4.5.2), the Company shall determine the amount, timing and form (whether in cash or in kind) of all distributions made by it. Prior to the Company making distributions with respect to Common Units, the Company may pay or, subject to the RIC rules while the Company elects RIC status, set aside assets for (i) the Company’s current liabilities and other current obligations including payments due under credit facilities, guarantees or similar liabilities of the Company or any Intermediate Entities, (ii) reserves for expenses, indemnities and other liabilities and obligations of the Company or any Intermediate Entities, (iii) the maintenance of adequate working capital for the continued conduct of the Company’s business, (iv) required current or anticipated distributions with respect to any Preferred Units, and (v) to the extent otherwise permitted hereunder, amounts to fund or otherwise with respect to new or existing Portfolio Investments.

Except as otherwise provided in this Agreement (including, but not limited to, 3.3.2(c), 3.3.4(c) and 6.2.4), distributions to Members will be made to the Common Unitholders pro rata based on the number of Common Units held by each.

7.1.2 Form of Distributions; Apportionment of In-Kind Distributions.

All distributions made before the commencement of the liquidation of the Company’s assets pursuant to Article 9 shall consist of cash. Distributions on or after the commencement of the liquidation of the Company’s assets pursuant to Article 9 shall consist of cash or in-kind distributions; provided that an in-kind distribution can only be made with respect to a class of Units with the approval of a majority in interest of the Members of such class of Units; provided further, that if the Company is dissolved following a request by the Company to extend the term of the Company pursuant to 8.1 that is not approved by the Members, then an in-kind distribution may be made without the approval of the Common Unitholders in the discretion of the Company in any manner that is permissible under the 1940 Act. Each lot of securities to be distributed in kind shall be distributed to the Members in proportion to their respective shares of the proposed distribution as provided in this Article 7 or Article 9, as the case may be, except to the extent that a disproportionate distribution of securities is necessary in order to avoid distributing fractional shares. For purposes of the preceding sentence, each lot of stock or other securities having a separately identifiable tax basis or holding period shall be treated as a separate lot of securities.

7.2 Certain Distributions Prohibited.

Anything in this Agreement to the contrary notwithstanding, no distribution shall be made to any Member if, and to the extent that, such distribution would not be permitted under the Delaware Act.

ARTICLE 8

DURATION OF THE COMPANY

8.1 Term of Company.

The term of the Company shall continue until the sixth anniversary of the Initial Closing Date, unless such term is extended as provided in this 8.1, or unless the Company is sooner dissolved as provided in 8.2 or by operation of law. The term of the Company may be extended for two additional one-year periods by the Company upon written notice to the Members at least 90 days prior to the expiration of the term or the end of the first one-year period, as the case may be. Thereafter, the term of the Company may be extended by the Company for successive one-year periods, in each case with the vote or consent of a Supermajority in Interest of the Common Unitholders.

8.2 Events of Dissolution.

The Company shall be dissolved (i) upon the expiration of its term (as such term may be extended pursuant to this Agreement), (ii) upon the determination by the Board in its sole discretion to dissolve the Company because the Board has determined that there is a substantial likelihood that due to a change in the text, application or interpretation of the provisions of the U.S. federal securities laws (including the Securities Act, the 1940 Act and the Investment Advisers Act of 1940, as amended) or the provisions of ERISA (including the Plan Assets Regulation), the Code, or any other applicable statute, regulation, case law, administrative ruling or other similar authority (including changes that result in the Company being taxable as a corporation or association under U.S. federal income tax law), the Company cannot operate effectively in the manner contemplated herein, (iii) at any time there are no members of the Company, unless the business of the Company is continued in accordance with this Agreement or the Delaware Act, or (iv) upon the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

ARTICLE 9

LIQUIDATION OF ASSETS ON DISSOLUTION

9.1 General.

Following dissolution, the Company’s assets shall be liquidated in an orderly manner. The Board shall be the liquidator to wind up the affairs of the Company pursuant to this Agreement. The Board as liquidator shall cause the Company to pay or provide for the satisfaction of the Company’s liabilities and obligations to creditors in accordance with the Delaware Act. In performing their duties, the Board as liquidator is authorized to sell, exchange or otherwise dispose of the assets of the Company in such reasonable manner as the Board shall determine to be in the best interests of the Members.

9.2 Liquidating Distributions; Priority.

Subject to Section 18-804 of the Delaware Act, the proceeds of liquidation shall be applied in the following order of priority:

(a)

First, to pay the costs and expenses of dissolution and liquidation; to pay or provide for the satisfaction of the Company’s debts and other liabilities, including obligations to creditors in accordance with the Delaware Act; and to establish any reserves which the liquidator may deem necessary or advisable for any contingent or unmatured liability of the Company, including the payment of the Management Fee and the Incentive Fee;

(b)	Second, to the satisfaction of the prior rights of any outstanding Preferred Units, if issued; and

(c)	Thereafter, among the Common Unitholders equally on a per Unit basis.

9.3 Duration of Liquidation.

A reasonable time shall be allowed for the winding up of the affairs of the Company in order to minimize any losses otherwise attendant upon such a winding up.

9.4 Liability for Returns.

9.4.1 General.

None of the liquidator, the Directors, the Officers, the Adviser and their respective partners, members, stockholders, officers, directors, managers, employees, agents and Affiliates shall be personally liable to any Member for the return of the capital contributions of any Member.

9.4.2 Adviser Return Obligation.

As set forth in the Advisory Agreement, each time the Company requires the Members to make a return of distributions pursuant to 11.4 (a “Member Recall”) and after the Company has made its final distribution of assets pursuant to 9.2, if the Adviser has received aggregate distributions of Incentive Fee in excess of the “Adviser Target Amount” (as defined in the Advisory Agreement) as of such time, then the Adviser shall be required to return to the Company in cash, in the case of a Member Recall at the same time the Members return distributions pursuant to 11.4, and otherwise on or before the 90th day after such final distribution of assets by the Company, an amount equal to such excess, but subject to the limitations set forth in the Advisory Agreement (such obligation, the “Adviser Return Obligation”). In no event shall the Adviser Return Obligation be enforceable for the benefit of any Person other than the Adviser and the holders of Units, their successors and their assigns.

9.4.3 Distribution of Returned Amounts.

To the fullest extent permitted by law, amounts paid by the Adviser pursuant to the Adviser Return Obligation shall be distributed to the Members in accordance with 9.2.

9.5 Post-Dissolution Investments and Drawdowns.

Notwithstanding anything to the contrary set forth in this Article 9, but subject to the other limitations on investments set forth in this Agreement and the Delaware Act, the liquidator may, at any time or times after dissolution, cause the Company to make additional investments in entities which were Portfolio Companies on the date of dissolution (including any successor to, or subsidiary of, a Portfolio Company), if the liquidator believe that such additional investments are in the best interests of the Members and in furtherance of the winding up of the affairs of the Company.

ARTICLE 10

LIMITATIONS ON TRANSFERS AND REDEMPTIONS OF COMPANY UNITS

10.1 Transfers of Units.

10.1.1 General.

No assignment, pledge, mortgage, hypothecate, gift, sale or other disposition or encumbrance (collectively, “Transfer”) of a Member’s Units, in whole or in part, shall be made other than pursuant to this 10.1. Any attempted Transfer of all or any part of a Member’s Units without compliance with this Agreement shall be void to the maximum extent permitted by law. Each Transfer shall be subject to all of the terms, conditions, restrictions and obligations set forth in this Agreement and shall be evidenced by an assignment agreement executed by the transferor, the transferee(s) and the Company, in form and substance satisfactory to the Company. No Transfer will be effectuated except by registration of the Transfer on the Company’s books.

10.1.2 Consent of Company.

The prior written consent of the Company, which will not be unreasonably withheld, shall be required for any Transfer of all or part of any Member’s Units, including a Transfer of solely an economic interest in the Company.

10.1.3 Required Representations by Parties.

The transferor and transferee(s) shall provide such additional written representations as the Company reasonably may request.

10.1.4 Other Prohibited Legal Consequences.

No Transfer shall be permitted, and the Company shall withhold its consent with respect thereto, if such Transfer or the admission of the transferee to the Company as a substituted Member, would:

(a)	Result in the Company’s assets becoming “plan assets” of any ERISA Member within the meaning of the Plan Assets Regulation;

(b)	Result in the violation of applicable securities law; or

(c)	Result in the Company no longer being eligible to be treated as a BDC or a RIC.

In addition, in the case of a purported Transfer of an interest in the Company to or from any resident in Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), (A) if the transferor is a “Qualified Institutional Investor” (a “QII”) as such term is defined in the Financial Instruments and Exchange Law of Japan (the “FIEL”), such interest shall not be transferred to a Person that is not a QII; (B) if the transferor is not a QII, such interest shall not be transferred to a Person unless such transferor Transfers its entire interest in the Company to a single investor who is an eligible non-QII investor as defined in the FIEL; and (C) such interest shall not be transferred to a Person that is set forth in sub-items (a)-(c) of article 63, paragraph 1, item 1 of the FIEL.

10.1.5 Opinion of Counsel.

The Company may, but is not required to, condition its consent to any Transfer hereunder upon receipt by the Company of a written opinion of counsel for the Company, or of other counsel reasonably satisfactory to the Company, in form and substance satisfactory to the Company, as to such legal matters as the Company reasonably may request. No opinion will be required for any Transfer that is merely an assignment of Units to any successor trustee of an ERISA Member. For all purposes of this Agreement, opinions of counsel referred to herein to be delivered by a Member may be delivered by an in-house counsel of the Member (or an affiliate of the Member) whom the Member reasonably believes to have expertise in the area of law which is the subject matter of the opinion.

10.1.6 Reimbursement of Transfer Expenses.

Any Member who requests or otherwise seeks to effect a Transfer of all or a portion of its Units hereby agrees to reimburse the Company, at its request, for any expenses reasonably incurred by the Company in connection with such Transfer, including the costs of seeking and obtaining the legal opinion required by 10.1.5 and any other legal, accounting and miscellaneous expenses (“Transfer Expenses”), whether or not such Transfer is consummated. At its election, and in any event if the transferor has not reimbursed the Company for any Transfer Expenses incurred by the Company in preparing for or consummating a proposed or completed Transfer within 30 days after the Company has delivered to such Member written demand for payment, the Company may seek reimbursement from the transferee of such Units (or portion thereof). If the transferee does not reimburse the Company for such Transfer Expenses within a reasonable time (or, in the case of a Transfer not consummated, the prospective transferor does not reimburse the Company within a reasonable time), the Company may withhold such amount from distributions that would otherwise be made with respect to such Units (with such withheld amount treated as having been distributed to the holder of such Units for all other purposes of this Agreement).

10.2 Admission of Substituted Members.

10.2.1 General.

Any transferee of a Member’s Units transferred in accordance with the provisions of this Article 10 shall be admitted as a substituted Member upon its execution (whether on its own behalf or via an attorney-in-fact) of an assignment agreement and a counterpart to this Agreement and upon obtaining the Company’s written consent. Without the written consent of the Company to such substitution, no transferee of a Member’s Units shall be admitted as a substituted Member.

10.2.2 Effect of Admission.

The transferee of Units transferred pursuant to this Article 10 that is admitted to the Company as a substituted Member shall succeed to the rights and liabilities of the transferor Member with respect to such interest and, after the effective date of such admission, the Commitment and Aggregate Contribution of the transferor with respect to the applicable class of Unit being transferred shall become the applicable Commitment and Aggregate Contribution, respectively, of the transferee, to the extent of the Unit transferred. If a transferee is not admitted to the Company as a substituted Member, (a) such transferee shall have no right to participate with the Members in any votes taken or consents granted or withheld by the Members hereunder, and (b) the transferor shall remain liable to the Company for all contributions and other amounts payable with respect to the transferred interest to the same extent as if no Transfer had occurred.

10.2.3 Non-Compliant Transfer.

If a Transfer has been proposed or attempted but the requirements of this Article 10 have not been satisfied, the Company shall not admit the purported transferee as a substituted Member but, to the contrary, shall ensure that the Company (a) continues to treat the transferor as the sole owner of the Units purportedly transferred, (b) makes no distributions to the purported transferee and (c) does not furnish to the purported transferee any tax or financial information regarding the Company. The Company shall also not otherwise treat the purported transferee as an owner of any Units (either legal or equitable), unless required by law to do so. To the maximum extent permitted by law, the Company shall be entitled to seek injunctive relief, at the expense of the purported transferor, to prevent any such purported Transfer.

10.3 Multiple Ownership.

If any Transfer results in multiple ownership of any Member’s Units, the Company may require one or more trustees or nominees to be designated as representing a portion of or the entire interest transferred for purposes of (a) receiving all notices which may be given, and all payments which may be made, under this Agreement and (b) exercising all rights which the transferor as a Member has pursuant to the provisions of this Agreement.

10.4 Adviser’s Interest Upon Removal.

The Adviser’s removal as Adviser shall not affect any Units held by the Adviser (or any of its Affiliates) in its capacity as a Member. The former Adviser shall continue to be treated as a Member for all purposes of this Agreement, shall have all of the rights and obligations of a Member hereunder, including the right to receive allocations and distributions on the same basis as all other Members, and shall not be entitled to receive any further allocations or distributions to which the Adviser is entitled hereunder in connection with serving as an investment adviser to the Company.

10.5 Reorganization.

(a)

At any time after the second anniversary of the Initial Closing Date (or, if earlier, the date on which the Undrawn Commitment of each Common Unit has been reduced to zero), subject to applicable law, the Board is hereby authorized to cause the Company to initiate a transaction (the “Reorganization”, and the date upon which the Reorganization becomes effective, the “Reorganization Date”) intended to provide Common Unitholders different options with respect to their investment in the Company. The Reorganization may include offering the Common Unitholders, in exchange for all or some of their Common Units, one or more of the following options: (i) to own an interest in an entity (the “Liquidating Company”) that would make no new investments but instead would generally distribute the proceeds of its investments, as they are received, to its equity holders over time, such that it would likely substantially complete its liquidation within a reasonable period of time following the Reorganization Date, (ii) to own an interest in an entity (the “Public Fund”) that would be a permanent, non-liquidating investment vehicle and elect to be treated as a BDC under the 1940 Act and a RIC under Subchapter M of the Code, and which may, among other things, seek to complete an initial public offering (“IPO”) of its common equity interests, and (iii) to own an interest in an entity (the “Extension Fund” and, together with the Liquidating Company and the Public Fund, the “Reorganized Entities” and each, a “Reorganized Entity”) that would elect to be treated as a BDC under the 1940 Act and a RIC under Subchapter M of the Code and would generally operate as the Company is described to operate in the PPM, but with an extended commitment period and term. Immediately following a Reorganization, each Reorganized Entity would hold an appropriate share of the assets and liabilities held by the Company immediately prior to the Reorganization. The Reorganization will not be completed prior to the end of the Commitment Period. If, in the sole discretion of the Board, the number of Common Units represented by elections to receive interests in either the Public Fund or the Extension Fund is too small, then the Board may choose not to proceed with the Reorganization, or the Reorganization may be effected without providing Common Unitholders the option to hold interests in either the Public Fund or the Extension Fund (as applicable). If either the Public Fund or the Extension Fund is not made available, any Common Unitholder that initially elected to receive interests of such entity will be offered an opportunity to make a new election between the available Reorganized Entities. The extended commitment period of the Extension Fund will begin on the Reorganization Date and end two years from such date and the extended term will end on the sixth anniversary of the Reorganization Date. The Extension Fund may, among other things, seek to complete an IPO of its common equity interests, subject to shareholder and other necessary approvals, after the end of its commitment period. In the event that the Company effects a Reorganization, each Common Unitholder will be deemed to have elected to receive or continue to hold (as the case may be) interests in the Liquidating Company, unless such Common Unitholder affirmatively elects to receive or continue to hold (as the case may be) interests in the Public Fund or the Extension Fund.

(b)

In connection with a Reorganization, an incentive fee is expected to be payable by the Company (the “Reorganization Incentive Fee”). The Reorganization Incentive Fee will be calculated as of the Reorganization Date and will be equal to the Incentive Fee that would be payable to the Adviser if (A) all of the Company’s investments were liquidated for their current value (but without taking into account any unrealized appreciation of any Portfolio Investment), and any unamortized deferred Portfolio Investment-related fees were deemed accelerated, (B) the proceeds from such liquidation were used to pay all of the Company’s outstanding liabilities, and (C) the remaining proceeds were distributed to Common Unitholders and paid as Incentive Fee in accordance with the Advisory Agreement. The Reorganization Incentive Fee will be paid pro rata by each Reorganized Entity in accordance with the respective advisory agreement of each Reorganized Entity and, if applicable, the distribution procedures described in the organizational documentation of the relevant Reorganized Entity.

After a Reorganization, all calculations relating to any incentive fee payable by any Reorganized Entity (including without limitation any Adviser Return Obligation or comparable amount) will be made without taking into account the interests in any other Reorganized Entity (or contributions, distributions or proceeds relating thereto), so that the timing and amount of any incentive fee payable by a Reorganized Entity following the Reorganization will be determined under the respective advisory agreement of the Reorganized Entity and, if applicable, the organizational documentation of such Reorganized Entity, based solely on the Common Units in such Reorganized Entity.

(c)

The Company shall not propose a Reorganization unless it has been advised by tax counsel or advisors to the effect that effecting the Reorganization will not have material adverse tax consequences for the Company and those investors that do not make an election in connection with the proposed Reorganization (i.e. those investors who receive default consideration on the Reorganization Date).

(d)

In the event that the Board determines that the Company shall become the Public Fund following a Reorganization, the Board may, in its sole discretion, cause the Company to convert into a corporation and, in connection therewith, enter into an agreement of conversion (or similar document), file one or more certificates or similar documents with the Secretary of State of the State of Delaware or other governmental body, adopt a charter and bylaws, implement such other changes to its organizational and governance structure as the Board determines, in its sole discretion, are necessary or advisable and take other actions as the Board determines to be necessary, appropriate, advisable, convenient or incidental to provide for the conversion of the Company, in accordance with Delaware or other applicable law, into a corporation.

ARTICLE 11

EXCULPATION AND INDEMNIFICATION

11.1 Exculpation.

11.1.1 General.

To the maximum extent permitted by law, no Covered Person shall be liable to the Company or any Member for (a) any mistake in judgment, (b) any act performed or omission made by such Covered Person, or (c) losses due to the mistake, action, inaction or negligence of other agents of the Company (x) if such Covered Person did not act in bad faith, and (y) if such conduct did not constitute willful misfeasance, gross negligence, or reckless disregard of the duties involved in the conduct of such Covered Person’s respective position. For purposes of this Article 11, “Covered Person” shall mean the Directors, the Adviser, the Administrator and each of their members, managers, officers, employees, agents, controlling persons and any other Affiliate and any person who otherwise serves at the request of the Board on behalf of the Company, each to the extent such Person was serving in such capacity at the time the loss or cause of action arose. The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of a Covered Person to the Company or any Member otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

11.1.2 Activities of Others.

To the maximum extent permitted by law (including, without limitation, ERISA), no Covered Person shall, in the absence of its own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s respective position, be liable to the Company or any Member for the negligence, whether by action or omission, dishonesty or bad faith of any broker or other agent of the Company.

11.1.3 Liquidator.

To the maximum extent permitted by law (including, without limitation, ERISA), no Person serving as liquidator shall be liable to the Company or any Member for any loss suffered by the Company or any Member which arises out of any action or omission of such Person, provided that such Person did not act in bad faith.

11.1.4 Advice of Experts.

To the maximum extent permitted by law (including, without limitation, ERISA), no Covered Person and no Person serving as liquidator shall be liable to the Company or any Member with respect to any action or omission taken or suffered by any of them in good faith if such action or omission is taken or suffered in reliance upon and in accordance with the opinion or advice of legal counsel (as to matters of law), or of accountants (as to matters of accounting), or of investment bankers, accounting firms, or other appraisers (as to matters of valuation), provided that any such professional or firm is selected with reasonable care.

11.2 Indemnification.

11.2.1 General.

To the maximum extent permitted by law, the Covered Persons, each liquidator, and each partner, member, stockholder, director, officer, manager, trustee, employee, agent and Affiliate of any of the foregoing (each, an “Indemnitee”) shall be indemnified, subject to the other provisions of this Agreement, by the Company (only out of Company assets, including the proceeds of liability insurance and the right to require contributions or other payments by the Members under this Agreement) against any claim, demand, controversy, dispute, cost, loss, damage, expense (including attorneys’ fees), judgment and/or liability incurred by or imposed upon the Indemnitee in connection with any action, claim, suit, investigation or proceeding (including any proceeding before any court, arbitrator, administrative or legislative body or other agency) or any settlement thereof (subject to 11.2.3), to which the Indemnitee may be made a party or otherwise involved or with which the Indemnitee shall be threatened, arising out of (a) any mistake in judgment, (b) any action or omission done on behalf of the Company or in furtherance of the interests of the Company or the Members or otherwise arising out of or in connection with the Company, or (c) losses due to the mistake, action, inaction or negligence of other agents of the Company, except for such losses (x) arising from such Indemnitee’s own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Indemnitee’s position or losses due to a violation of an applicable law or regulation by the Indemnitee or (y) arising from the Indemnitee defending an actual or threatened claim, action, suit or proceeding against the Indemnitee brought or initiated by the Company, the Board and/or the Adviser (or brought or initiated by the Indemnitee against the Company, the Board and/or the Adviser).

11.2.2 Effect of Judgment.

Notwithstanding 11.2.1, an Indemnitee shall not be indemnified with respect to matters as to which the Indemnitee shall have been finally adjudicated in any such action, suit or proceeding to have acted in bad faith or to have acted in a manner that constituted willful misfeasance, gross negligence or reckless disregard of the duties involved in the conduct of such Indemnitee’s position.

11.2.3 Effect of Settlement.

In the event of settlement of any action, suit or proceeding brought or threatened, such indemnification shall apply to all matters covered by the settlement except for matters as to which the Company is advised by counsel (who may be counsel regularly retained to represent the Company) that the Person seeking indemnification, in the opinion of counsel: (a) acted in bad faith or (b) acted with willful misfeasance, gross negligence or reckless disregard of the duties involved in the conduct of such Indemnitee’s position.

11.2.4 Process; Advance Payment of Expenses.

(a)

Promptly after receipt by an Indemnitee of notice of the commencement of any action, such Indemnitee shall, if a claim in respect thereof is to be made against the Company pursuant to this 11.2, notify the Company in writing of the commencement thereof; but the omission so to notify the Company will not relieve the Company from any liability which it may have to any Indemnitee under this 11.2 (other than under this 11.2.4). Once the Company is so notified, the Company will be entitled to participate in such action and, if desired, to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee. If the Company so assumes the defense, the Company shall not be liable to such Indemnitee under this 11.2 for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such Indemnitee in connection with the defense thereof, provided, however, that if (i) the Company and the Indemnitee mutually agree otherwise, (ii) the Company has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnitee, (iii) the Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Company or (iv) the named parties in any such proceedings (including any impleaded parties) include both the Company and the Indemnitee and the Indemnitee shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the Company shall be liable to such Indemnitee under this 11.2.4 for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such Indemnitee.

(b)

The Company and the Indemnitee shall inform any other Indemnitee of any such settlement, compromise or judgment, prior to the completion of such settlement, compromise or judgment. The Company shall not, without the written consent of the Indemnitee, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnitee is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnitee from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnitee.

(c)

Except to the extent described above in this 11.2.4, the Company may pay the expenses incurred by an Indemnitee in connection with any such action, suit or proceeding, or in connection with claims arising in connection with any potential or threatened action, suit or proceeding, in advance of the final disposition of such action, suit or proceeding, upon receipt of an enforceable undertaking by such Indemnitee to repay such payment if the Indemnitee shall be determined to be not entitled to indemnification for such expenses pursuant to this Article 11; provided, however, that in such instance the Indemnitee is not defending an actual or threatened claim, action, suit or proceeding brought or initiated by Members constituting at least a majority in interest of the Members.

11.2.5 Insurance.

The Company may maintain, at the expense of the Company, (i) insurance policies for the protection of any Indemnitee or potential Indemnitee against any liability incurred in any capacity which results in such Person being an Indemnitee (provided that such Person is serving in such capacity at the request of the Company or the Board), to the extent such policies are consistent with the Adviser’s customary practice in maintaining insurance for its other registered investment vehicles advised by the Adviser and its Affiliates and (ii) one or more fidelity bonds that meet the requirements of the 1940 Act. For the avoidance of doubt, the Company will not bear the cost of insurance and/or fidelity bonds that are extraordinary for similarly situated BDCs.

11.2.6 Successors and Survival.

The foregoing right of indemnification shall inure to the benefit of the executors, administrators, personal representatives, successors or assigns of each such Indemnitee and shall survive the termination of this Agreement.

11.2.7 Rights to Indemnification from Other Sources.

The rights to indemnification and advancement of expenses conferred in this 11.2 shall not be exclusive and shall be in addition to any rights to which any Indemnitee may otherwise be entitled or hereafter acquire under any law, statute, rule, regulation, charter document, by-law, contract or agreement.

11.2.8 Insurance and Other Sources for Indemnity.

Each Indemnitee shall, as a condition to obtaining payments under 11.2, use commercially reasonable efforts to seek payment from any applicable Portfolio Company, its insurance carriers and/or the insurance carriers of the Adviser and/or the Company. The Company shall, in good faith, determine whether any such Indemnitee has used commercially reasonable efforts to seek such payments. In no event, however, shall the Company be precluded from making payments under 11.2 to any such Indemnitee if reasonable uncertainty exists as to the likelihood of payment by any such Portfolio Company or insurance carrier in a timely manner or on reasonably acceptable terms.

11.3 Limitation by Law.

If any Covered Person or Indemnitee or the Company itself is subject to any federal or state law, rule or regulation which restricts the extent to which any Person may be exonerated or indemnified by the Company, the exoneration provisions set forth in 11.1 and the indemnification provisions set forth in 11.2 shall be deemed to be amended, automatically and without further action by the Members, to the minimum extent necessary to conform to such restrictions.

11.4 Return of Certain Distributions.

(a)

If (1) the Company incurs (or becomes obligated to reimburse a third party for) a liability or obligation under this Article 11, (2) the Company does not have sufficient available funds to satisfy such liability or obligation (the amount of such liability or obligation in excess of the Company’s available assets being the “Shortfall Amount”), and (3) each Member (other than a Defaulting Member) has already made aggregate contributions pursuant to drawdowns equal to such Member’s Commitment and any Recallable Amount, then the Company may require that each Member return distributions to the Company, upon not less than 10 days’ prior written notice from the Company, of its proportionate share of the Shortfall Amount (determined based upon the aggregate lesser amount of distributions that each Member would have received if such indemnification obligation had been incurred and paid by the Company prior to any distributions having been made by the Company, and after taking into account any payments pursuant to the Adviser Return Obligation); provided, however, that no Member shall be required to return an aggregate amount pursuant to this 11.4 in excess of the lesser of (a) the aggregate amount of distributions received by such Member from the Company and (b) 25% of such Member’s aggregate Commitment. Notwithstanding the foregoing, (a) in no event shall any Member be required to return distributions pursuant to this 11.4 in an amount which exceeds the aggregate amount of distributions received by such Member from the Company on or after the date that is 36 months prior to the date on which the Company notified the Members in writing of such potential obligations or liabilities, net of any amounts returned by such Member to the Company during such period pursuant to this 11.4, and (b) in no event shall any Member be required to return distributions pursuant to this 11.4 more than two years after the Company’s final liquidating distribution except to fund payment of obligations or liabilities for which the Company has delivered to the Members on or prior to the second anniversary of such final liquidating distribution written notice of such potential obligations or liabilities (and, to the extent permitted by law (including, without limitation, ERISA), the Company may require payments made after its final liquidating distribution to be made to the Adviser or directly to an Indemnitee).

(b)

A Member’s obligation to return distributions to the Company under this 11.4 shall survive the termination, dissolution and winding up of the Company (and, to the extent permitted by law (including, without limitation, ERISA), the Company may require any payments made after its final liquidating distribution to be made to the Adviser or directly to an Indemnitee), and the Company may pursue and enforce all rights and remedies it may have against each Member under this 11.4, including instituting a lawsuit to collect such contribution with interest from the due date at the Default Rate. If any return of a distribution pursuant to this 11.4 is required to be made pursuant to this 11.4 after the date of the final liquidating distribution of the Company, then, as set out in the Advisory Agreement, the Adviser Return Obligation shall be recomputed to take into account the post-liquidation payments required by this 11.4 if and to the extent the obligation to make such payments had not previously been taken into account when initially determining the Adviser Return Obligation. The return obligations of the Members pursuant to 11.4 shall be in addition to their capital contribution obligations with respect to their Commitments. Amounts returned by a Member pursuant to this 11.4 shall be treated as a reduction in the amount of distributions received by such Member, and amounts returned by such Member pursuant to this 11.4 shall not increase such Member’s Commitment; provided that failure to make a required payment pursuant to this 11.4 by any Member may, in the Company’s discretion, be treated for purposes of 6.2 and the provisions and remedies therein as a failure by such Member to make a required capital contribution pursuant to a capital call. Amounts to be returned pursuant to this 11.4 shall be payable in cash. The provisions of this 11.4 shall not be construed or interpreted as inuring to the benefit of any creditor of (i) the Company (other than Indemnitees), (ii) a Member, (iii) the Adviser or (iv) any Indemnitee.

(c)

Amounts returned by the Members to the Company pursuant to this 11.4 shall, subject to the Delaware Act, be used to satisfy expenses incurred pursuant to this Article 11. If, for any reason other than satisfaction of such liability or obligation by the Company, any such liability or obligation is cancelled or terminated, in whole or in part, the Company shall return to the Members the unused portion of the amount contributed.

ARTICLE 12

AMENDMENTS

12.1 Amendments.

12.1.1 By Consent.

Except as otherwise provided in this Agreement, the terms and provisions of this Agreement (including, without limitation, 13.8.8) may be amended (which term includes any waiver, modification, or deletion of this Agreement) during or after the term of the Company, with the prior written consent of (i) in the case of an amendment not affecting the rights of the Preferred Unitholders, a majority in interest of the Common Unitholders, (ii) in the case of an amendment not affecting the rights of a Common Unitholder (including rights or protections with respect to tax consequences of Common Unitholders), a majority in interest of the Preferred Unitholders, and (iii) in case of an amendment affecting the rights (including rights or protections with respect to tax consequences of Common Unitholders) of both the Common Unitholders and the Preferred Unitholders, a majority in interest of the Common Unitholders and a majority in interest of the Preferred Unitholders. Notwithstanding the immediately preceding sentence, the following amendments may be made with the consent of the Board and without the need to seek the consent of any Member:

(a)	to add to the duties or obligations of the Board or surrender any right granted to the Board herein,

(b)

to cure any ambiguity or correct or supplement any provision herein which may be inconsistent with any other provision herein or to correct any printing, stenographic or clerical errors or omissions in order that this Agreement shall accurately reflect the agreement among the Members,

(c)	to make such changes as the Board in good faith deems necessary to comply with any requirements applicable to the Company or its Affiliates under the 1940 Act or any similar state or federal law,

(d)

to make any changes that the Board, in its discretion, deems necessary or appropriate in connection with the Reorganization (and which shall be disclosed to the Members prior to the Reorganization in connection with the Members’ elections to receive interests in the Reorganized Entities),

(e)	to make any revision to Schedule A, Schedule B or Schedule C made in accordance with this Agreement,

(f)	to make changes that this Agreement specifically provides may be made by the Board without the consent of any Member, or

(g)	to make any amendment agreed with any Member admitted to the Company after the Initial Closing Date;

provided, however, that no amendment shall may be made pursuant to clauses (a) through (g) above if such amendment would (1) subject any Member to any adverse economic consequences without such Member’s consent, (2) diminish the rights or protections of one or more Members (including, for the avoidance of doubt, provisions intended to protect one or more Members from suffering certain adverse tax consequences), or (3) diminish or waive in any material respect the duties and obligations of the Board to the Company or the Members.

12.1.2 Amendments Affecting Members’ Economic Rights.

Notwithstanding 12.1.1, no amendment to this Agreement shall increase any Commitment of any Common Unitholder or dilute the relative interest of any Member with respect to the other Members holding Units of the same class in the profits or capital of the Company or in allocations or distributions attributable to the ownership of such interest without the prior written consent of such Member, except such dilution as may result from additional Commitments from the Common Unitholders, the admission of Later-Closing Investors, the issuance of Preferred Units pursuant to this Agreement or additional Commitments received by the Company in connection with and following any Reorganization. This 12.1.2 shall not be amended without the unanimous consent of all Members.

12.1.3 Consent to Amend Special Provisions.

Without the prior written consent of the Members as indicated below, the following provisions shall not be amended:

(a)	14.1, 14.2 or this 12.1.3(a) without the prior written consent of a Supermajority in Interest of all Members that are ERISA Members;

(b)	14.2 (as that provision applies to Public Plan Members), 14.3 or this 12.1.3(b) without the prior written consent of a Supermajority in Interest of all Members that are Public Plan Members;

(c)	14.2 (as that provision applies to Foundation Members), 14.4 or this 12.1.3(c) without the prior written consent of a Supermajority in Interest of all Members that are Foundation Members;

(d)	14.2 (as that provision applies to BHC Members), 14.5 or this 12.1.3(d) without the prior written consent of a Supermajority in Interest of all Members that are BHC Members;

(e)

those provisions intended to protect Members that are subject to tax on UBTI or this 12.1.3(e) without the prior written consent of a Supermajority in Interest of all Members that are subject to tax on UBTI; or

(f)

any provision in this Agreement that requires the consent, action or approval of a specified percentage in interest of the Members or this 12.1.3(f) without the consent of such specified percentage in interest of the Members.

12.1.4 Notice of Amendments.

The Company shall promptly furnish copies of any amendments to this Agreement to all Members. Changes made to the books and records of the Company made pursuant to 3.1 or otherwise shall not be deemed to be amendments to this Agreement and shall not be required to be furnished to all Members.

12.1.5 Other Agreements.

Notwithstanding the provisions of this Agreement or any Subscription Agreement, but subject to the 1940 Act, applicable federal securities law, and any other BDC requirements, it is hereby acknowledged and agreed that the Board on behalf of the Company, without the approval of any Member or any other Person, may enter into a side letter or similar agreement with a Member, executed in connection with the admission of such Member to the Company, which agreement has the effect of establishing rights under, or altering or supplementing the terms of this Agreement or such Member’s Subscription Agreement in order to meet certain requirements of such Member (an “Other Agreement”). The parties hereto agree that any terms contained in an Other Agreement with a Member shall govern with respect to such Member notwithstanding the provisions of this Agreement.

ARTICLE 13

ADMINISTRATIVE PROVISIONS

13.1 Keeping of Accounts and Records; Certificate of Formation; Administrator.

13.1.1 Accounts and Records.

At all times the Company shall keep proper and complete books of account, in which shall be entered fully and accurately the transactions of the Company. Such books of account shall be kept on the accrual method of accounting. The Company shall also maintain: (a) an executed copy of this Agreement (and any amendments hereto); (b) the Certificate (and any amendments thereto); (c) executed copies of any powers of attorney pursuant to which any document described in clause (a) or (b) has been executed by the Company; (d) a current list of the name, address, Commitments and taxpayer identification number, if any, of each Member; (e) copies of all tax returns filed by the Company; and (f) all financial statements of the Company for each of the prior seven years. These books and records shall at all times be maintained at the principal office of the Company and in accordance with the Company’s record retention policy.

13.1.2 Certificate of Formation.

The Company shall file for record with the appropriate public authorities and, if required, publish the Certificate and any amendments thereto.

13.1.3 Administrator.

The Company will enter into a contract (the “Administration Agreement”) with an administrator (the “Administrator”) to perform certain administrative, accounting and investor services for the Company. The Administrator will be experienced in providing such services to investment funds similar to the Company.

13.2 Inspection Rights.

At any time before the Company’s complete liquidation, each Member, or a designee thereof, at its own expense may (a) fully examine and audit the Company’s books, records, accounts and assets, including bank account balances and (b) examine, or request that the Company furnish, such additional information as is reasonably necessary to enable the requesting Member to review the state of the investment activities of the Company; provided that the Company can obtain such additional information without unreasonable effort or expense; provided, further, that the Company may redact confidential information relating to another Member. Any such examination or audit shall be made (1) only upon ten (10) Business Days’ prior written notice to the Company, (2) during normal business hours and (3) without undue disruption. Notwithstanding the foregoing, the Company shall have the benefit of the confidential information provisions of Section 18-305(c) of the Delaware Act, and the obligation to make Company Information available or to furnish Company Information shall be subject to 13.8.8.

13.3 Financial Reports.

13.3.1 Annual Financial Statements.

Subject to 13.8.8, the Company shall use its best efforts to provide to each Member, within 90 days after the close of each fiscal year, the audited financial statements of the Company for such fiscal year, which audited financial statements shall be prepared in accordance with generally accepted accounting principles as in effect at such time.

13.3.2 Additional Reporting.

Subject to 13.8.8, the Company shall generally furnish to each Member, within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, unaudited financial statements of the Company for the quarter then ended.

13.3.3 Web Site.

Notwithstanding 13.5, the Company shall, to the maximum extent permitted by law, be deemed to have satisfied its obligations to provide financial statements, reports or other notices pursuant to this Agreement if the Company posts such financial statements, reports or other notices on a web site and gives notice to the Members, pursuant to 13.5, of the availability of such financial statements, reports or other notices, the URL address of the web site and a password for access to such web site, if necessary, and such access will include the ability to download and print such financial statements, reports or other notices.

13.4 Valuation.

13.4.1 Valuation by Board.

At the end of each fiscal quarter and whenever valuation of Company assets or net assets is otherwise required by this Agreement, the Board (with the input of the Adviser, the audit committee of the Board, and an external, independent valuation firm retained by the Company described in 13.4.5) shall determine the value of the Company’s assets for which market quotations are not readily available in good faith in accordance with this 13.4. Valuations of Company assets for which market quotations are not readily available will be determined by the Board at the end of each fiscal quarter.

13.4.2 Freely Tradable Securities.

The fair market value of any security owned by the Company which is a Freely Tradable Security shall be determined on the basis of the last reported trade price of such security on the date the value is being determined on the exchange where it is primarily traded or, if such security is not traded on an exchange, such security shall be valued at the last reported sale price on such dates on Nasdaq or, if such security is not reported on Nasdaq, such security shall be valued at the reported closing bid prices (or average of bid prices) last quoted on such dates as reported by an established quotation service for over-the-counter securities. For purposes of determining the fair market value of any Freely Tradable Security as of any date, the “last reported” trade price or sale price on any trading day shall be deemed to be: (a) for securities traded primarily on the New York Stock Exchange, NYSE MKT or Nasdaq, the last reported trade price or sale price, as the case may be, as of 4:00 p.m., New York time, on that day and (b) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the “regular hours” trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a security as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

13.4.3 Other Assets.

The determination of the fair market value of all other assets of the Company shall be based upon all relevant factors, including, without limitation, such of the following factors as may be deemed relevant by the Board: current financial position and current and historical operating results of the issuer; sales prices of recent public or private transactions in the same or similar securities, including transactions on any securities exchange on which such securities are listed or in the over-the-counter market; general level of interest rates; recent trading volume of the security; restrictions on transfer, including the Company’s right, if any, to require registration of its securities by the issuer under the securities laws; any liquidation preference or other special feature or term of the security; significant recent events affecting the Portfolio Company, including any pending private placement, public offering, merger or acquisition; the price paid by the Company to acquire the asset; the percentage of the issuer’s outstanding securities that is owned by the Company; and all other factors affecting value.

13.4.4 Goodwill and Intangible Assets.

In determining the fair market value of the assets of the Company, no allowance of any kind shall be made for goodwill or the name of the Company or of the Adviser, the Company’s records, files and statistical data or any intangible assets of the Company in the nature of or similar to goodwill. The Company’s name and goodwill shall, as among the Members, be deemed to have no value, and no Member shall have any right or claim individually to the use thereof. The Members agree that the names, trademarks and service marks “TCW”, “TCW & Design”, and all modifications, derivations or versions thereof, and any goodwill associated therewith, are owned by one or more TCW Affiliates, and use of any such name as part of the Company’s name or in connection with the Company’s activities shall not affect the ownership of such names, trademarks and service marks.

13.4.5 Independent Valuation Firm.

The Board will engage an independent valuation firm on behalf of the Company to assist the Board in determining the fair market value of the Company’s assets for which market quotations are not readily available. The Company’s valuation firm will at all times be unaffiliated with the Adviser and will be experienced in the valuation of assets similar to the types of investments to be made by the Company.

13.5 Notices.

Except where otherwise specifically provided in this Agreement (including 13.3.3), all notices, requests, consents, approvals and statements shall be in writing and, if properly addressed to the recipient, shall be deemed given (a) on the date of actual receipt if delivered personally to the recipient; (b) three (3) Business Days after mailing if mailed by first class mail (or if sent to or from outside the United States, by airmail), postage prepaid; (c) if a Business Day and sent prior to 1:00 p.m. Los Angeles time, the date of transmission (or, if not a Business Day or sent after 1:00 p.m. Los Angeles time, the Business Day following transmission) if sent by electronic facsimile transmission or e-mail or (d) one (1) Business Day after being sent by a reputable overnight courier service, overnight delivery requested. Notices shall be deemed to be properly addressed, if to the Company at: c/o TCW DIRECT LENDING VII LLC, Attention: Meredith Jackson, General Counsel, 865 S. Figueroa Street, Los Angeles, CA 90017, or if to any Member (or trustee or nominee pursuant to 10.3), if addressed to its address as set forth in such Member’s Subscription Agreement, or to such other address or addresses as the addressee previously may have specified by written notice given in the manner specified in this 13.5 to the Company, in the case of the Members, or to the Members, in the case of the Company.

13.6 Accounting Provisions.

13.6.1 Fiscal Year.

The fiscal year of the Company shall be the calendar year or, if the Company is required to use a different year as its taxable year for federal income tax purposes, such other year.

13.6.2 Independent Auditors.

The Company’s independent public auditors shall at all times be a nationally recognized independent public auditing firm selected by the Company. The Company may change its auditors from time to time, and the Company will notify the Members of any such change.

13.7 Tax Provisions.

13.7.1 Classification of the Company as Corporation for Tax Purposes.

(a)	The Company has made an election to cause it to be classified as an association that is taxable as a corporation and, subject to clause (d) below, shall maintain such classification.

(b)	The Company will use reasonable best efforts to qualify as a BDC and a RIC no later than the first fiscal year in which the Company anticipates it will have significant amounts of net income.

(c)	Once the Company has elected RIC status, the Board will use reasonable best efforts to maintain the Company’s status as a RIC.

(d)

Once the Company has elected RIC status, if the Company is unable to continue to qualify as a RIC for any reason, the Board shall use reasonable best efforts to cause the Company to be classified as a partnership for U.S. federal tax purposes (a “Partnership Election”). If the Board determines to cause the Company to make a Partnership Election, to the extent that the Company has Members that are subject to tax on UBTI, the Company shall use reasonable best efforts, based on advice of the Company’s tax advisers, to effect the Partnership Election and conduct the operations of the Company so as to not create a material amount of UBTI for those affected Members. Such steps may include (A) causing the Company to repay its outstanding indebtedness prior to the effective date of the Partnership Election, modifying the terms of any arrangements whereby services income is received by the Company (without reducing the net economic benefit to the Company with respect to such arrangements), and causing the effective date of the Partnership Election to precede the Company failing to qualify as a RIC, or (B) another method for minimizing tax consequences to the Member that conforms with advice from the Company’s tax counsel.

13.7.2 RIC Requirements.

During the period starting when the Company intends to qualify as a RIC for U.S. federal income tax purposes and ending when a Partnership Election is made, the Board shall seek to cause the Company to meet any requirements necessary to obtain and maintain RIC qualification, including source-of-income and asset diversification requirements and distributing annually an amount equal to at least 90% of its “investment company taxable income.”

13.7.3 Tax Information.

If the Company is notified or has actual knowledge that a Member is subject to non-U.S. tax or tax reporting obligations solely as a result of such Member’s investment in the Company, the Company shall notify such Member of such obligations. The Company will use commercially reasonable efforts to cause to be delivered, within 90 days after the end of each calendar year to each Member who was a Member at any time during such calendar year:

(a)	for Members subject to U.S. federal, state, and local tax reporting obligations, such information as may be necessary for the preparation of such Member’s U.S. federal, state, and local tax returns;

(b)

for a Member subject to non-U.S. tax or tax reporting obligations solely as a result of an investment in the Company, such information as may be necessary for the Member to pay such non-U.S. tax or satisfy such non-U.S. tax or tax reporting obligations; and

(c)

to the extent the Company is notified by a Member of such Member’s tax obligations in connection with its investment in the Company (including non-U.S. tax reporting obligations), such other information as is reasonable to request (and which the Company may reasonably supply) as the Member may need to fulfill any applicable tax reporting obligations that may be required from such Member with respect to its Units.

13.7.4 Listed Transactions.

The Company shall not knowingly engage in a transaction that, as of the date the Company enters into a binding contract to engage in such transaction, is a “listed transaction” as defined in Internal Revenue Code Section 6707A(c)(2) and Treas. Reg. § 1.6011-4(b)(2). The Company shall inform the Members if it becomes aware that it has engaged in a transaction that would be a “reportable transaction” as defined in Treas. Reg. § 1.6011-4(b). If a Member is required to make filings in connection with such reportable transaction, the Company will use its reasonable best efforts to forward information necessary to complete such filings and to otherwise assist in such filings.

13.8 General Provisions.

13.8.1 Power of Attorney.

Each of the undersigned, by execution of this Agreement (including by execution of a counterpart signature page hereto directly or via an attorney-in-fact), hereby designates any duly authorized representative of the Company as its true and lawful representative and attorney-in-fact, in its name, place and stead, to make, execute, sign, acknowledge and deliver or file (a) the Certificate and any other instruments, documents and certificates which may from time to time be required by any law to effectuate, implement and continue the valid and subsisting existence of the Company, (b) all instruments, documents and certificates that may be required to effectuate the dissolution and termination of the Company in accordance with the provisions hereof and the Delaware Act, (c) all other amendments of this Agreement or the Certificate contemplated by this Agreement including, without limitation, amendments reflecting the addition or substitution of any Member, or any action of the Members duly taken pursuant to this Agreement whether or not such Member voted in favor of or otherwise approved such action that has been approved by the applicable vote or written consent of the Members (if required) pursuant to the terms of this Agreement, (d) any other instrument, certificate or document required from time to time to admit a Member, to effect its substitution as a Member, to effect the substitution of the Member’s assignee as a Member, or to reflect any action of the Members or the Members provided for in this Agreement that has been approved by the applicable vote or written consent of the Members (if required) pursuant to the terms of this Agreement and (e) if such Member becomes a Defaulting Member, documents necessary or appropriate to effect the sale of such Member’s Common Units pursuant to 6.2.2. The foregoing grant of authority (1) is a special power of attorney coupled with an interest in favor of the Company and as such shall be irrevocable and shall survive and not be affected by the death, disability or incapacity of a Member that is a natural person or the merger, dissolution or other termination of the existence of a Member that is a corporation, association, partnership, limited liability company or trust and (2) shall survive the assignment by the Member of the whole or any portion of its interest, except that where the assignee of the whole thereof has furnished a power of attorney, this power of attorney shall survive such assignment for the sole purpose of enabling the Company to execute, acknowledge and file any instrument necessary to effect any permitted substitution of the assignee for the assignor as a Member and shall thereafter terminate. This power of attorney may be exercised by such attorney-in-fact for all Members (or any of them) by a single signature of a duly authorized representative of the Company acting as attorney in fact with or without listing all of the Members executing an instrument.

13.8.2 Execution of Additional Documents.

Each Member hereby agrees to execute all certificates, counterparts, amendments, instruments or documents that may be required by laws of the various jurisdictions in which the Company conducts its activities, to conform with the laws of such jurisdictions governing limited liability companies.

13.8.3 Binding on Successors.

This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, successors, permitted assigns and legal representatives of the parties hereto.

13.8.4 Governing Law.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to conflicts of law principles.

13.8.5 Submission to Jurisdiction; Venue; Waiver of Jury Trial.

Unless the Company otherwise agrees in writing, any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of Delaware, and, by execution and delivery of this Agreement, each Member hereby irrevocably accepts for him or herself and in respect of his or her property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Such Member hereby further irrevocably waives any claim that any such courts lack personal jurisdiction over such Member, and agrees not to plead or claim, in any legal action proceeding with respect to this Agreement in any of the aforementioned courts, that such courts lack personal jurisdiction over such Member. To the fullest extent permitted by applicable law, any legal action or proceeding with respect to this Agreement by a Member seeking any relief whatsoever against the Company shall be brought only in the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware), and not in any other court in the United States of America, or any court in any other country. Such Member hereby irrevocably waives any objection that such Member may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the aforesaid courts and hereby further irrevocably, to the extent permitted by applicable law, waives his or her rights to plead or claim and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. UNLESS THE COMPANY OTHERWISE AGREES IN WRITING, THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT.

13.8.6 Waiver of Partition.

Each Member hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Company’s property.

13.8.7 Securities Law Matters.

Each Member understands that in addition to the restrictions on transfer contained in this Agreement, it must bear the economic risks of its investment for an indefinite period because the interests in the Company have not been registered under the Securities Act or under any applicable securities laws of any state or other jurisdiction and, therefore, may not be sold or otherwise transferred unless they are registered under the Securities Act and any such other applicable securities laws or an exemption from such registration is available.

13.8.8 Confidentiality.

(a)

A Member’s rights to access or receive any non-public information about the Company, its Portfolio Companies and their respective affairs, including, without limitation, (1) information to which a Member is provided access pursuant to 13.2, (2) financial statements, reports and other information provided pursuant to 13.3 and (3) the offering documents for the Company, this Agreement, any Subscription Agreement and any other related agreements and any other books and records of the Company (collectively, the “Company Information”), are conditioned on such Member’s willingness and ability to assure that the Company Information will be used solely by such Member for purposes reasonably related to such Member’s interest as a Member, and that such Company Information will not become publicly available as a result of such Member’s rights to access or receive such Company Information, and each Member agrees not to use Company Information other than for purposes of evaluating, monitoring or protecting its investment in the Company.

(b)

Each Member acknowledges and agrees that the Company Information constitutes a valuable trade secret of the Company and agrees to maintain any Company Information provided to it in the strictest confidence and not to disclose the Company Information to any Person including, without limitation, a prospective transferee of such Member’s Units, without the written prior consent of the Company. Notwithstanding the foregoing, the Company consents to the disclosure of Company Information (I) by a Member to its accountants, attorneys, fiduciaries and similar advisors bound by a duty of confidentiality and (II) by any Member that the Company determines is a fund-of-funds or similar entity to such Member’s own equity holders of summary information concerning the Company’s financial performance and status to the extent necessary to satisfy such Member’s own reporting obligations; provided, however, that such equity holders are, at the time of such disclosure, pursuant to a written agreement, subject to substantially equivalent restrictions with respect to the use and disclosure of the Company Information as are set forth in this Agreement; provided, that such consent shall not be construed to permit disclosure of any information about the Company’s Portfolio Companies (including, without limitation, the fair market value of the Company’s interest in such Portfolio Companies). With respect to any Member, the obligation to maintain the Company Information in confidence shall not apply to any Company Information (1) that becomes publicly available (other than by reason of a disclosure by a Member), (2) the disclosure of which by such Member has been consented to by the Company in writing or (3) the disclosure of which by such Member is required by a court of competent jurisdiction or other governmental authority or otherwise as required by law. Before any Member discloses Company Information pursuant to clause (3), other than in connection with disclosure required by regulatory or tax audits or disclosure required in connection with any tax filing or return, such Member, to the maximum extent permitted by law, shall promptly, and in any event prior to making any such disclosure, notify the Company of the court order, subpoena, interrogatories, government order or other reason that requires disclosure of the Company Information so that the Company may seek a protective order or other remedy to protect the confidentiality of the Company Information. Such Member, to the maximum extent permitted by law, shall also consult with the Company on the advisability of taking steps to eliminate or narrow the requirement to disclose the Company Information and shall otherwise cooperate with the efforts of the Company to obtain a protective order or other remedy to protect the Company Information. If a protective order or other remedy cannot be obtained, to the maximum extent permitted by law, such Member shall disclose only that Company Information that its counsel advises in writing (which writing shall also be addressed and delivered to the Company, to the maximum extent permitted by law and to the extent such writing is not a privileged attorney-client communication) that the Member is legally required to disclose.

(c)

Each Member, to the maximum extent permitted by law, shall promptly inform the Company if it becomes aware of any reason, whether under law, regulation, policy or otherwise, that it (or any of its equity holders) will, or might become compelled to, use the Company Information other than as contemplated by 13.8.8(a) or disclose Company Information in violation of the confidentiality restrictions in 13.8.8(b) (disregarding clause (3) thereof).

(d)

Notwithstanding any other provision of this Agreement, with the exception of the annual financial reports, or equivalent report and the other additional reporting to be provided to each Member pursuant to 13.3.1, 13.3.2 and 13.3.3, respectively, the Company shall have the right not to provide any Member, for such period of time as the Company in good faith determines to be advisable, with any Company Information that such Member would otherwise be entitled to receive or to have access to pursuant to this Agreement or the Delaware Act if: (1) the Company is required by law or by agreement with a third party to keep such Company Information confidential; (2) the Company in good faith believes that the disclosure of such Company Information to such Member is not in the best interests of the Company or could damage the Company or the conduct of the affairs of the Company or its Portfolio Companies (which may include a determination by the Company that such Member (or any of its equity holders) is disclosing or may disclose such Company Information (or may be compelled to disclose such Company Information) or has not indicated a willingness to protect

Company Information from being disclosed (or compelled to be disclosed) and that the potential of such disclosure by such Member (or any of its equity holders) is not in the best interests of the Company or could damage the Company, its Portfolio Companies or the conduct of the affairs of the Company or its Portfolio Companies) or (3) such Member has notified the Company of its election not to have access to or to receive such Company Information.

(e)

The Members acknowledge and agree that: (1) the Company, the Directors, the Adviser and its partners and their Affiliates may acquire confidential information related to third parties (e.g., Portfolio Companies) that pursuant to fiduciary, contractual, legal or similar obligations may not be disclosed to the Members without violating such obligations and (2) neither the Company, the Directors, the Adviser nor its partners or any such Affiliates shall be in breach of any duty under this Agreement or the Delaware Act if, pursuant to such obligations, the Company, the Directors, the Adviser or its partners or any such Affiliates acquire, hold or fail to disclose Company Information to a Member, so long as such obligations were undertaken in good faith.

(f)

In addition to any other remedies available at law, the Members agree that the Company shall, to the maximum extent permitted by law, be entitled to seek equitable relief, including, without limitation, the right to seek an injunction or restraining order, as a remedy for any failure by a Member to comply with its obligations with respect to the use and disclosure of Company Information, as set forth in 13.8.8(a) and 13.8.8(b). Furthermore, each Member agrees to indemnify the Company and each Covered Person against any claim, demand, controversy, dispute, cost, loss, damage, expense (including attorneys’ fees), judgment and/or liability incurred by or imposed upon the Company or any such Covered Person in connection with any action, suit or proceeding (including any proceeding before any administrative or legislative body or agency), to which the Company or any such Covered Person may be made a party or otherwise involved or with which the Company or any such Covered Person shall be threatened, by reason of the Member’s breach of its obligations set forth in 13.8.8(a) and/or 13.8.8(b).

(g)

Each Member agrees to cooperate with such procedures and restrictions as may be developed by the Company from time to time in connection with the disclosure of non-public information concerning the Company, including without limitation information concerning the Company’s Portfolio Companies, as reasonably determined by the Company to be necessary and advisable to maintain and promote compliance with legal and other regulatory matters applicable to the Company, the Members and the Company’s Portfolio Companies, including securities laws and regulations.

(h)

Each Member acknowledges and agrees that the Company may consider the different circumstances of Members with respect to the restrictions and obligations imposed on Members in this 13.8.8 and the provision of information under this Agreement, and the Company in its sole and absolute discretion may agree to waive or modify any of such restrictions and/or obligations with respect to a Member with the consent of such Member but without the consent of any other Person. Each Member further acknowledges and agrees that any such agreement by the Company with a Member to waive or modify any of the restrictions and/or obligations imposed by this 13.8.8 (or to withhold Company Information) shall (to the maximum extent permitted by law) not constitute a breach of any duty stated or implied in law or in equity to any Member, regardless of whether different agreements are reached with different Members.

(i)

The Company shall not use the name of any Member without such Member’s consent in any marketing materials or group marketing presentations with respect to the offering of Units. For the avoidance of doubt, the Company may disclose the identity of a Member to a potential lender to, or investor in, the Company in connection with the due diligence of such potential lender or investor.

(j)

To the maximum extent permitted by law, the provisions of this 13.8.8 shall survive the withdrawal of any Member or the Transfer of any Member’s Units in the Company and shall be enforceable against such Member after such withdrawal or Transfer. Notwithstanding the foregoing, each Member agrees that following the third anniversary of the final liquidation of the Company that, to the extent such Member receives notice that Company Information remains confidential (but not otherwise), such Member shall continue to treat such Company Information as confidential in accordance with such Member’s regular practices with regard to maintaining confidential information until the third anniversary of the receipt of such notice, at which time such Member’s obligation to maintain the confidentiality of such Company Information shall expire.

13.8.9 Compliance with Laws

The Company will use reasonable best efforts to comply with all laws, rules and regulations applicable to the Company, including, for the avoidance of doubt, all applicable anti-money laundering, anti-terrorism laws and anti-bribery laws, as well as applicable rules and regulations imposed by applicable securities laws; provided, that the Company will have no liability under this 13.8.9 in the event that noncompliance with an applicable law does not, or would not reasonably be expected to, have an adverse effect on the Company, other than a de minimis adverse effect. The Company has established and will maintain internal controls, policies and procedures reasonably designed to ensure compliance with all applicable anti-money laundering, anti-terrorism laws and anti-bribery laws, as well as applicable rules and regulations imposed by applicable securities laws.

13.8.10 Notices to Members

The Company will notify the Members (i) as soon as reasonably practicable following any amendment to the PPM, and (ii) within 45 business days of a change in the independent auditors of the Company (including in the notification a general description of the reasons therefore and the name of the new independent auditors).

13.8.11 Contract Construction; Headings; Counterparts.

Whenever the context of this Agreement permits, the masculine gender shall include the feminine and neuter genders (and vice versa), and reference to singular or plural shall be interchangeable with the other. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the other provisions, and the parties intend that this Agreement shall be construed and reformed in all respects as if any such invalid or unenforceable provision(s) were omitted or, at the direction of a court, modified in order to give effect to the intent and purposes of this Agreement. References in this Agreement to particular sections of the Code or the Delaware Act or any other statute shall be deemed to refer to such sections or provisions as they may be amended after the date of this Agreement. Captions in this Agreement are for convenience only and do not define or limit any term of this Agreement. It is the intention of the parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an Agreement to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement. This Agreement, together with the related Subscription Agreement and any Other Agreement (if any) between the Company and any Member, shall constitute the entire agreement and understanding among the respective parties to such agreements with respect to the subject matter hereof and thereof. There are no representations, warranties or agreements made by the Company except to the extent set forth in this Agreement, the Subscription Agreements and any such Other Agreement (if applicable). This Agreement or any amendment hereto may be signed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one agreement or amendment, as the case may be.

ARTICLE 14

SPECIAL REGULATORY MATTERS

14.1 ERISA Compliance.

14.1.1 ERISA Plan Assets.

The Company shall use reasonable best efforts to ensure that “benefit plan investors” hold less than twenty-five percent (25%) of each class of equity interests in the Company (determined in accordance with the Plan Assets Regulation).

14.1.2 Distributions in Kind to ERISA Members.

If a distribution proposed to be made in kind under any provision of this Agreement, including a liquidating distribution or a distribution to a withdrawing ERISA Member pursuant to 14.2.4, would result in the receipt by an ERISA Member of securities or other property which such ERISA Member could not hold without such holding constituting a non-exempt prohibited transaction under ERISA or Section 4975 of the Code, then such ERISA Member shall so notify the Company and the Company shall use commercially reasonable efforts, consistent with its obligations to the other Members, to cause the property which would otherwise have been distributed to such ERISA Member to be disposed of by the Company and the proceeds of such disposition to be remitted to such ERISA Member or, in the Company’s discretion, to make other arrangements reasonably acceptable to such ERISA Member; provided that such arrangements shall take into account accrued Incentive Fee payments attributable to the Common Units being redeemed and shall only be made in a manner that does not jeopardize the Company’s status as a BDC and a RIC.

14.1.3 Plan Assets Notice.

(a)

The Company shall provide to each ERISA Member, on or prior to the date of the Company’s initial capital call, a written certification confirming, based on the representations and warranties of the Members to the Company, that “benefit plan investors” hold less than twenty-five percent (25%) of each class of equity interests in the Company (determined in accordance with the Plan Assets Regulation).

(b)

If at any time the Company determines there is a material likelihood that all or any portion of the assets of the Company would constitute “plan assets” of any ERISA Member for purposes of ERISA or Section 4975 of the Code, the Company shall promptly notify in writing the ERISA Members investing in the applicable entity of such determination. For the avoidance of doubt, the Company shall deliver the notice described in this 14.1.3(b) if any ERISA Member delivers an opinion as described in 14.2.1(b).

In addition, at the request of an ERISA Member, the Company will use commercially reasonable efforts to provide any information regarding the assets held by the Company as is reasonably necessary to enable the ERISA Member to complete its Form 5500 or any other regulatory reporting requirements applicable to the ERISA Member.

14.2 ERISA Withdrawal.

14.2.1 General.

Notwithstanding any provision in this Agreement to the contrary, any Member that is an ERISA Member may elect, upon written notice of such election to the Company, to withdraw from the Company, or upon written demand by the Company shall withdraw from the Company, at the time and in the manner hereinafter provided, if (i) the Company delivers the notice described in 14.1.3(b) stating that the assets of the Company constitute “plan assets” or (ii) either such ERISA Member or the Company shall obtain and deliver to the other an opinion of counsel reasonably acceptable (as to form, substance and choice of counsel) to both such ERISA Member and the Company to the effect that there is a material likelihood that:

(a)

Such ERISA Member, any employee benefit plan subject to ERISA any of the assets of which are held by such ERISA Member, the trustee or other fiduciary of such ERISA Member or of such plan, or the Company would be in material violation of ERISA if such ERISA Member were to continue as a Member of the Company; or

(b)	All or any portion of the assets of the Company would constitute “plan assets” of such ERISA Member or such plan for the purposes of ERISA or Section 4975 of the Code.

Notwithstanding the foregoing, no withdrawal shall be granted at the request of an ERISA Member solely on the grounds that the ERISA Member’s investment in the Company is not prudent, that such investment does not satisfy the diversification requirements applicable to the relevant plan, that it is inconsistent with the plan’s terms, investment policy or need for liquidity, or that it violates other similar requirements set forth in Section 404 of ERISA (or other law similar in purpose and intent). The costs of seeking and obtaining an opinion of counsel for purposes of this 14.2.1 shall be borne by the ERISA Member; provided, however, that (i) the Company shall bear the reasonable costs actually incurred by such ERISA Member in connection with seeking and obtaining the aforementioned opinion if the factual basis of such opinion (by its terms) is predicated solely on conduct by the Company or its Affiliates constituting gross negligence, fraud or willful misconduct or an intentional breach of the LLC Agreement, it being understood that such conduct shall not be deemed to result from any misrepresentations of any Member in any Subscription Agreement or any other act committed by a Member, and (ii) the Company shall bear the reasonable costs actually incurred by the Company in connection with seeking and obtaining the aforementioned opinion if the withdrawal procedure was initiated by the Company. If the Company so determines in its discretion, a withdrawal made pursuant to this 14.2.1 may be a partial withdrawal with respect to a Member’s interest, if such partial withdrawal will provide an adequate remedy; provided, however, that any partial withdrawal to remedy a withdrawal necessitated by 14.2.1(b) shall apply on a pro rata basis to the Company interests of all ERISA Members who are “benefit plan investors” (within the meaning of the Plan Assets Regulation) unless the Company and a particular benefit plan investor agree that such benefit plan investor will withdraw a larger amount. If the Company decides to require or permit a partial withdrawal, the other provisions of 14.2 shall be interpreted and applied to carry out the partial withdrawal.

14.2.2 Cure Period.

The Company shall have a period of 90 days following receipt of such counsel’s opinion (or delivery of notice by the Company to such ERISA Member demanding its withdrawal, if applicable) to attempt to eliminate the necessity for such withdrawal to the reasonable satisfaction of such ERISA Member and the Company, whether by correction of the condition giving rise to the necessity of such ERISA Member’s withdrawal, by amendment of this Agreement, or by effectuation of a Transfer of such ERISA Member’s Units to another Person; provided such Transfer meets the requirements of 10.1. During the aforementioned cure period, such ERISA Member shall be temporarily excused from making any capital contributions otherwise required by the terms of the LLC Agreement to the maximum extent permitted by law. To the extent that the Company eliminates the necessity for the withdrawal of the ERISA Member, then the ERISA Member and/or the Person to whom it transferred its Units shall be required to promptly pay such temporarily deferred capital contributions; provided, however, that if the ERISA Member withdraws pursuant to 14.2.3, then such withdrawing ERISA Member shall not be required to make any temporarily deferred capital contributions (with respect to the portion withdrawn in the case of a partial withdrawal).

14.2.3 Withdrawal.

If such cause for withdrawal is not cured within the 90 day period described in 14.2.2, then such ERISA Member shall withdraw from the Company (in whole or in part, as applicable) as of the last day of the fiscal quarter of the Company during which such 90 day period expires or as of such earlier date as may be determined by the Company, in its sole discretion (such date being herein referred to as the “ERISA Withdrawal Date”). Effective upon the ERISA Withdrawal Date with respect a complete withdrawal from the Company, such ERISA Member shall cease to be a Member of the Company for all purposes and, except for its right to receive payment for its Company interest as hereinafter provided, shall no longer be entitled to the rights of a Member under this Agreement.

14.2.4 Distributions to Withdrawing ERISA Member.

(a)

As promptly as practicable following the ERISA Withdrawal Date but subject to the Delaware Act, there shall be distributed to such ERISA Member, in full payment and satisfaction of its Units, an amount equal to the amount which such ERISA Member would have been entitled to receive pursuant to Article 9 if the Company had been liquidated on and as of the ERISA Withdrawal Date and each of the Company’s assets had been sold on such date for its fair market value determined pursuant to 14.2.4(b). No approval of the Members shall be required prior to the making of such distribution.

(b)

For purposes of determining the amount of the distribution to be made to such ERISA Member, and the value of each of the Company’s assets, the Company’s annual or quarterly financial statements, as the case may be, prepared in accordance with 13.3.1 or 13.3.3, respectively, for the period ending on or immediately prior to the ERISA Withdrawal Date shall be deemed to be conclusive unless either the withdrawing ERISA Member or the Company notifies the other in writing, not more than 20 Business Days after the Company provides the relevant financial statements, of such Person’s objection to such valuation, indicating briefly the reason(s) therefor. If, within 20 Business Days after such an objection has been made, a substitute value has not been agreed upon by the Company and such withdrawing ERISA Member, the Company shall submit the dispute to an independent appraiser selected by the Company and approved by the withdrawing ERISA Member (which approval shall not be unreasonably withheld). If there shall be more than one Member that is a withdrawing ERISA Member, the independent appraiser referred to in the preceding sentence shall be approved by a majority in interest of such withdrawing ERISA Members.

(c)

Any distribution to the withdrawing ERISA Member(s) shall be made in cash, cash equivalents, securities of Portfolio Companies, or a recourse note of the Company bearing interest at a fixed rate equal to the applicable federal “short-term rate” of interest then in effect, compounded annually, and requiring principal repayment to be made at such times, and in such amounts, as such ERISA Member would have received in distributions if such withdrawing ERISA Member were still a Member (such amounts as reasonably determined by the Company taking into account a reduction for any accrued Incentive Fee), with any principal (if any) and interest outstanding as of the date of the final liquidation of the Company due and payable on such date in priority to any amounts payable to the Members on such date; provided, however, that a withdrawing ERISA Member shall not be required to accept a distribution in the form of a note if it shall obtain and deliver to the Company an opinion of counsel to the effect that distribution of the note would constitute a non-exempt prohibited transaction or other material violation of ERISA or Section 4975 of the Code (excluding on the grounds that the ERISA Member’s holding of such note is not prudent, or does not satisfy the diversification requirements applicable to the relevant plan, or is inconsistent with the plan’s terms, investment policy or need for liquidity, or that it violates other similar requirements set forth in Section 404 of ERISA (or other law similar in purpose and intent)); provided, further, that the Company shall make distributions to a withdrawing ERISA Member in cash to the extent that the Company has cash available for distribution and such cash distributions would not have a material adverse effect on the Company. If the withdrawing ERISA Member is unable to obtain and deliver such opinion of counsel, but nonetheless believes in good faith that distribution of the note to such ERISA Member would constitute such a non-exempt prohibited transaction or other material violation of ERISA or Section 4975 of the Code as described above, then the Company agrees to negotiate with such ERISA Member in good faith regarding the terms of the note in an effort to attempt to ensure that the distribution of such note to such

ERISA Member would not constitute a non-exempt prohibited transaction or other material violation of ERISA or Section 4975 of the Code as described above. If securities of Portfolio Companies are being distributed, such securities shall be distributed in a manner consistent with 7.1.2 to the extent practicable, unless otherwise required by law or contract.

14.3 Public Plan Members.

For purposes of 14.2, each Member (a) that is either a “governmental plan” within the meaning of Section 3(32) of ERISA or an entity that is deemed under applicable law to hold the plan assets of such a plan and (b) that has notified the Company of such status in writing (a “Public Plan Member”) shall be treated as an ERISA Member, provided that (a) Public Plan Members shall not be considered ERISA Members for purposes of determining whether “benefit plan investors” hold less than twenty-five percent (25%) of each class of equity interests in the Company (determined in accordance with the Plan Assets Regulation) and (b) in determining whether there is a violation of ERISA with respect to such Public Plan Member or whether the Company is holding “plan assets” of such Public Plan Member, there shall be substituted for ERISA any state, local or non-U.S. laws that are similar in purpose and intent to ERISA and that are applicable to such Public Plan Member (or equity holder thereof).

14.4 Foundation Members.

If any Member that (a) is a private foundation within the meaning of Section 509(a) of the Code and (b) has notified the Company of such status in writing (a “Foundation Member”), delivers an opinion of counsel, reasonably acceptable (as to form, substance and choice of counsel) to the Company, to the effect that, as a result of a change in law or an unexpected increase in such Foundation Member’s relative interest in the Company (other than as a result of the purchase of an interest by such Foundation Member), there is a material likelihood that the continued ownership of the Foundation Member’s Units (1) would subject such Foundation Member to excise taxes imposed by Subchapter A of Chapter 42 of the Code (other than Sections 4940 and 4942 thereof) or (2) would, as a result of a change in law after the date hereof or the insolvency of the Company, result in a material violation of, or a material breach of the fiduciary duties of its trustees or governing board under, any federal or state law applicable to private foundations or any rule or regulation adopted thereunder by any agency, commission or authority having jurisdiction over private foundations, the Company will use commercially reasonable efforts to assist (subject to applicable law) such Foundation Member in locating a transferee for all or a portion of such Foundation Member’s Units and, subject to Article 10, will not unreasonably withhold its consent to the transfer by such Foundation Member of all or a portion of its interest; provided, however, that if the Company or such Foundation Member is unable to locate a transferee, or otherwise eliminate the necessity for withdrawal by such Foundation Member, within 90 days after the receipt of such opinion of counsel, then such Foundation Member may completely or partially withdraw from the Company (but such withdrawal shall only be to the minimum extent necessary to eliminate the necessity for withdrawal) in accordance with the principles of 14.2 as if such Foundation Member were an ERISA Member.

14.5 Bank Holding Company Member.

14.5.1 Withdrawal.

If at any time, as a result of proposed reductions in any Member’s interest, withdrawals by Members or distributions to other Members, in each case pursuant to the terms of this Agreement, or for any other reason, the Company expects the Units held by any BHC Member with respect to a class of Units to exceed 24.99% of the total Units of all Members holding such class of Units (as determined in accordance with 3.8) (or such greater or lesser percentage as may be permissible hereafter under the Bank Holding Company Act and Regulation Y promulgated thereunder), the Company shall immediately notify such BHC Member and permit such BHC Member to immediately partially withdraw from the Company in accordance with the provisions of 14.2 as if such BHC Member were an ERISA Member to the minimum extent necessary to maintain such BHC Member’s total investment in the Company at a level below 25% (or such permissible percentage) of such class of Units.

14.5.2 Right to Decline Distributions.

Notwithstanding any provision in this Agreement to the contrary, any BHC Member may elect, by notice in writing to the Company to decline the receipt of distributions in kind if the receipt thereof would cause such BHC Member to be in violation of any applicable law or regulation, in which event the Company shall use commercially reasonable efforts, consistent with its obligations to the other Members, to cause the property which would otherwise have been distributed to such BHC Member to be disposed of on behalf of and for the account of such BHC Member and the proceeds of such disposition to be remitted to such BHC Member.

14.6 Conforming Amendment.

Upon the complete or partial withdrawal of any ERISA Member, Public Plan Member, Foundation Member or BHC Member from the Company, the Members (including the withdrawing ERISA Member, Public Plan Member, Foundation Member or BHC Member) may enter into an amendment to this Agreement reflecting such withdrawal and amending such provisions of this Agreement as may be appropriate, including the allocation and distribution provisions, in order to preserve, to the maximum extent feasible, the intent, operation and effect of such provisions.

* * * * * * *

IN WITNESS WHEREOF, the undersigned has executed this Fourth Amended and Restated Limited Liability Company Agreement of TCW Direct Lending VII LLC as of the day, month and year first above written.

MEMBER:

TCW ASSET MANAGEMENT COMPANY LLC

By:	/s/ Meredith Jackson
	Name:	Meredith Jackson
	Title:	Executive Vice President & General Counsel

By:	/s/ Oladipo Ashiru
	Name:	Oladipo Ashiru
	Title:	Senior Vice President

[Signature page to Limited Liability Company Agreement]

TCW Direct Lending VII LLC

Member Signature Page

IN WITNESS WHEREOF, the undersigned have executed this Fourth Amended and Restated Limited Liability Company Agreement of TCW Direct Lending VII LLC and hereby authorize this signature page to be attached to a counterpart of such Agreement executed by the Company and the other parties thereto.

Each of the Persons who have executed a Subscription Agreement, agreeing to purchase Units in the Company, to be admitted to the Company as a member and to be bound by the terms of the LLC Agreement

By:	/s/ James Krause
an authorized representative of the Company as attorney-in-fact for such Persons
	Name:	James Krause
	Title:	Chief Financial Officer, Treasurer & Secretary

By:	/s/ Richard Miller
an authorized representative of the Company as attorney-in-fact for such Persons
	Name:	Richard Miller
	Title:	Group Managing Director

Dated:                     , 2019

APPENDIX I

TCW Direct Lending VII LLC

Definitions

For purposes of this Agreement, the following terms shall have the meanings set forth below (such meanings to be equally applicable to both singular and plural forms of the terms so defined). Additional defined terms are set forth in the provisions of this Agreement to which they relate.

1934 Act	The Securities Exchange Act of 1934, as amended.

1940 Act	The Investment Company Act of 1940, as amended.

Administration Agreement	As set forth in 13.1.3.

Administrator	As set forth in 13.1.3.

Adviser	TCW or any Affiliate or successor thereto serving as investment adviser for the Company pursuant to an Advisory Agreement.

Adviser Operating Expenses	Overhead and operating and administrative expenses incurred by or on behalf of the Adviser or any of its Affiliates, including the Company, in connection with maintaining and operating the Adviser’s office, including salaries and other compensation (including compensation due to the Officers), rent, routine office equipment expense and liability and insurance premiums (other than those incurred pursuant to 11.2.5), in furtherance of providing supervisory investment management services for the Company. For the avoidance of doubt, Adviser Operating Expenses include any expenses incurred by the Adviser or its Affiliates in connection with the Adviser’s registration as an investment adviser under the Investment Advisers Act of 1940, as amended, or with its compliance as a registered investment adviser thereunder.

Adviser Return Obligation	As set forth in 9.4.2.

Advisory Agreement	As set forth in 5.2.1.

Affiliate	With respect to the Person to which it refers, a Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such subject Person. For this purpose, each Officer shall be deemed to be an Affiliate of the Adviser, but Portfolio Companies or portfolio companies of an Existing Fund shall not be considered Affiliates of the Board, the Adviser, any Officer, any member of the Board or any member or manager of the Adviser. “Affiliated” shall have the corresponding meaning.

Aggregate Contribution	With respect to any Common Unitholder at any time in respect of such Common Unitholder’s Common Units, the aggregate amount of capital contributions made to the Company by such Common Unitholder in respect of such Common Units (including any such amounts attributable to the payment of Management Fees, Organizational Expenses and other Company Expenses, as applicable, but excluding the contribution of Earnings Balancing Contributions, Late-Closer Contributions and any payments pursuant to 11.4), adjusted in accordance with the other provisions of this Agreement including, without limitation, 4.5.3 (relating to the return of distributions that constitute Recallable Amounts), and 6.2.3 (relating to the imposition of a Default Charge).

Agreement	As set forth in 2.1.4.

Amended LLC Agreement	As set forth in 2.1.2.

Anti-Money Laundering Laws	As set forth in 3.3.4(a)(2).

Assets	As set forth in 4.3.1.

Assigned Rights	As set forth in 4.3.1.

Back-fill Date	As set forth in 6.1.7.

BDC	A business development company as defined in Section 2(a)(48) of the 1940 Act.

BHC Member	Any Member that is a bank holding company (or is an Affiliate of a bank holding company) that is subject to the Bank Holding Company Act of 1956 and that has provided notice in writing that it should be considered a BHC Member for purposes of this Agreement. BHC Members that are Affiliates of the same bank holding company shall be considered a single BHC Member for purposes of 14.5.

Board	As set forth in 3.4.1.

Business Day	Each day on which the New York Stock Exchange is open for business.

Cause	Either (i) a final judicial determination by a court of competent jurisdiction that the Director has committed any action relating to the performance of its or his duties under this Agreement that constitutes gross negligence, fraud or willful misconduct, or (ii) that the Director has been indicted or convicted in a court of competent jurisdiction of (A) a crime involving fraud or moral turpitude; (B) an intentional or material violation of applicable securities or regulatory laws; or (C) a felony relating to the performance of its or his duties under this Agreement.

Certificate	As set forth in 2.1.1.

Close associate	A person who is widely and publicly known (or is actually known) to be a close associate of a senior foreign political figure or politically exposed person.

Closing Period	The period starting from the Initial Closing Date and ending on the Final Closing Date.

Code	The United States Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

Commitment	With respect to any Common Unitholder, the total amount that such Common Unitholder has agreed to contribute to the Company in connection with its Common Units (without regard to distributions required to be returned pursuant to 11.4 or contributions required by 3.3.1(b) or 3.3.1(c)).

Commitment Period	The period beginning on the Initial Closing Date and ending three years from the later of (a) the Initial Closing Date and (b) the date on which the Company first completes a Portfolio Investment.

Common Unitholders	As set forth in the introductory paragraph of this Agreement, in each such Person’s capacity as a member of the Company holding Common Units.

Common Units	As set forth in the introductory paragraph of this Agreement.

Company	As set forth in the introductory paragraph of this Agreement.

Company Expenses	As set forth in 5.1.

Company Information	As set forth in 13.8.8.

Covered Person	As set forth in 11.1.1.

Credit Support	As set forth in 4.3.1.

Default Charge	As set forth in 6.2.3.

Default Rate	As set forth in 6.2.1.

Defaulting Member	As set forth in 6.2.2.

Delaware Act	As set forth in 2.1.1.

Direct Lending Team	The business unit of the Adviser working as the Direct Lending Team as discussed in the PPM.

Director	As set forth in 3.4.1.

Earnings Balancing Contribution	As set forth in 3.3.1.

ERISA	The United States Employee Retirement Income Security Act of 1974 and (unless the context otherwise requires) the rules and regulations promulgated thereunder, as amended from time to time, or any successor statute thereto.

ERISA Member	Any Member that is (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA and subject to Part 4 of Title I of ERISA, (b) a “plan,” as defined in Section 4975(e)(1) of the Code, to which the provisions of Section 4975 of the Code are applicable, or (c) any other entity or account, any of the assets of which constitute “plan assets,” within the meaning of ERISA, of a plan described in (a) or (b) above.

ERISA Withdrawal Date	As set forth in 14.2.3.

Existing Fund	Regiment Capital Special Situations Fund III, L.P., Regiment Capital Special Situations Fund V, L.P. and TCW Direct Lending LLC

Extension Fund	As set forth in 10.5.

FIEL	As set forth in 10.1.4.

Final Closing Date	A date determined by the Adviser after the Initial Closing Date but no later than January 20, 2019.

Foundation Member	As set forth in 14.4.

Freely Tradable Security

Any security that satisfies the following conditions:

(a) The Company’s entire holding of such securities can be immediately sold by the Company to the general public without the necessity of any federal, state or local government consent, approval or filing that has not been obtained or made at or prior to the time such determination is being made (other than any notice filings of the type required pursuant to Rule 144(h) under the Securities Act or Sections 13 and 16 of the United States Securities and Exchange Act of 1934, as amended), including, without limitation, securities that can be immediately sold pursuant to an effective registration statement filed under the Securities Act, and

(b) Such securities are traded on a Public Securities Market and market quotations are readily available for such security.

If only a portion of the Company’s holdings of securities satisfies the requirements of the preceding sentence, that portion of the Company’s holdings of such securities shall constitute Freely Tradable Securities. In addition to the foregoing, in the case of a distribution of securities in kind, such securities shall also constitute Freely Tradable Securities if the entire portion of the distribution made to the Members can be immediately sold by them under the terms provided for in clause (a) of this definition and the condition provided for in clause (b) of this definition is satisfied, assuming for purposes of this sentence that no Member is or has been an Affiliate of the issuer of such securities and without regard to any restrictions on sale applicable to particular Members because of such Members. For avoidance of doubt, no security which is subject to a lock-up or other contractual agreement to which the Company is a party or is otherwise bound and that restricts the immediate sale of such security shall be considered a Freely Tradable Security.

Immediate family member	Spouses, parents, siblings, children and a spouse’s parents and siblings.

Incentive Fee	The fee payable to the Adviser in accordance with 5.2.3 and the Advisory Agreement.

Indemnitee	As set forth in 11.2.1.

Independent Director	As set forth in 3.4.1.

Initial Closing Date	The first date on which Units are issued to persons not Affiliated with the Adviser.

Intermediate Entity	An entity formed for the purpose of facilitating investments by the Company (alone or with other Persons) in Portfolio Investments, including any Unitranche Fund.

IPO	As set forth in 10.5.

Key Person	As set forth in 6.3.

Key Person Departure	As set forth in 6.3.

Key Person Event	As set forth in 6.3.

Late-Closer Contribution	As set forth in 3.3.1.

Later-Closing Investor	As set forth in 3.3.1.

Lender	The holder of any indebtedness, guarantees or other obligations of the Company.

Lender Powers	As set forth in 4.3.1.

Liquidating Company	As set forth in 10.5.

LLC Agreement	As set forth in 2.1.4.

Management Fee	As set forth in 5.2.2.

Members	Collectively, the Common Unitholders and the Preferred Unitholders.

Member Recall	As set forth in 9.4.2.

Nasdaq	The Nasdaq Stock Market.

Officers	As set forth in 3.4.2.

Organizational Expenses	Expenses incurred in connection with the organization of the Company and offering of Common Units.

Original Issuance Price	As set forth in 6.1.1.

Original LLC Agreement	As set forth in 2.1.1.

Other Agreement	As set forth in 12.1.5.

Parallel Fund	As set forth in 3.6.

Participating Other Investor	As set forth in 6.1.7.

Participating Prior Fund Investor	As set forth in 6.1.7.

Partnership Election	As set forth in 13.7.1.

Person	Any individual, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, statutory or business trust, cooperative or association or any governmental body or agency, and the heirs, executors, administrators, legal representative, successors and assigns of such Person where the context so permits.

Plan Assets Regulation	The regulation concerning the definition of “plan assets” under ERISA adopted by the United States Department of Labor and codified in 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA.

Politically exposed person	An individual who is or has been entrusted with prominent public functions by a non-U.S. country, for example Heads of State or of government, senior politicians, senior government, judicial or military officials, senior executives of state owned corporations, important political party officials. This does not cover middle ranking or more junior individuals.

Portfolio Company	Any entity in which the Company holds a Portfolio Investment.

Portfolio Investment	As set forth in 4.1.

PPM	The private placement memorandum originally dated July 2017 and as amended or supplemented from time to time that was prepared by the Company with respect to the issuance of Common Units.

Preferred-Appointed Directors	As set forth in 3.4.1.

Preferred Unitholders	A holder of any Preferred Units, in such Person’s capacity as a Member of the Company holding Preferred Units.

Preferred Units	Preferred limited liability company units in the Company.

Prime Rate	As of any date, the prime rate of interest in effect on such date as reported in The Wall Street Journal.

Prior Fund	As set forth in 6.1.7.

Prior Fund LLC Agreement	As set forth in 6.1.7.

Prior Fund Units	As set forth in 6.1.7.

Proceeds	As set forth in 4.5.2.

Public Fund	As set forth in 10.5.

Public Plan Member	As set forth in 14.3.

Public Securities Market	Any United States national or regional securities exchange, including but not limited to the New York Stock Exchange, NYSE MKT, and regional United States exchanges, any internationally recognized non-United States securities exchange and any recognized United States or non-United States automated quotation system, listing service or other form of securities exchange or trading forum, and the phrase “traded on a Public Securities Market” means publicly traded on or through any such exchange, system, listing service or forum.

QII	As set forth in 10.1.4.

Recallable Amount	As set forth in 4.5.3.

Related Entity(ies)	One or more of the following: (1) any Portfolio Company, (2) the Adviser and any other entity engaged in performing services for the Company, any Existing Fund or permitted Successor Fund, at the Company’s or any such Existing Fund’s or permitted Successor Fund’s request, for any Portfolio Company or portfolio company of an Existing Fund or permitted Successor Fund; (3) any Unitranche Fund in which the Company may choose to participate, any Intermediate Entity, any Parallel Fund or feeder fund or subsidiary of the Company, any Unitranche Fund in which the Company may choose to participate, any such Intermediate Entity, or any such Parallel Fund; (4) any permitted Successor Fund; (5) any Existing Funds and their portfolio companies; and (6) any other fund(s) managed by the Adviser or an affiliate of the Adviser that co-invest or potentially co-invest with the Company, on a combined basis.

REMIC	As set forth in 4.2.2.

Reorganization	As set forth in 10.5.

Reorganization Date	As set forth in 10.5.

Reorganization Incentive Fee	As set forth in 10.5.

Reorganized Entities	As set forth in 10.5.

RIC	A regulated investment company.

Roll-over Period	As set forth in 6.1.7.

Roll-over Units	As set forth in 6.1.7.

SEC	As set forth in 3.4.1.

Second Amended LLC Agreement	As set forth in 2.1.2.

Securities Act	The United States Securities Act of 1933, as amended from time to time, or any successor statute thereto.

Senior foreign political figure	A current or former senior official in the executive, legislative, administrative, military or judicial branches of a non-U.S. government (whether elected or not), a current or former senior official of a major non-U.S. political party, or a current or former senior executive of a non-U.S. government-owned commercial enterprise. In addition, a “senior foreign political figure” includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure. For purposes of this definition, a “senior official” or “senior executive” is defined as an individual with substantial authority over policy, operations, or the use of government-owned resources.

Shortfall Amount	As set forth in 11.4.

SMA	A separately managed account (including such an arrangement formed as a fund-of-one) for which the Adviser or a TCW Affiliate serves as the investment adviser.

Subscription Agreement	The subscription agreement by which any Member agreed to purchase such Member’s Units.

Successor Fund	Any Reorganized Entity and any investment vehicle for multiple investors formed after the Initial Closing Date with investment objectives and criteria substantially similar to those of the Company and whose investments are directed by the Adviser’s Direct Lending Team. For the avoidance of doubt, no Unitranche Fund, Intermediate Entity or Parallel Fund shall be a Successor Fund.

Supermajority in Interest	As set forth in 3.8.

TCW	As set forth in the introductory paragraph of this Agreement.

TCW Affiliate	TCW Group, Inc. (the parent company of TCW) along with all entities controlled directly or indirectly by TCW Group, Inc.

Temporary Disability	The inability of a person to substantially perform his duties to the Company or the Adviser due to a medically determinable physical or mental illness or injury, provided that such illness or injury lasts for no more than 90 consecutive calendar days or 120 calendar days in any 18-month period.

Temporary Investments	Short-term investments of cash pending distribution or use by the Company to pay expenses or make Portfolio Investments.

Transfer	As set forth in 10.1.1.

Transfer Expenses	As set forth in 10.1.6.

True-Up Contribution	As set forth in 3.3.1.

UBTI	“Unrelated business taxable income,” as defined in Section 512 of Code and the Treasury Regulations promulgated thereunder.

Undrawn Commitment	As set forth in 6.1.1.

Unitranche Fund	Any investment vehicle that is described as a Unitranche Fund in the PPM.

Units	The Common Units and Preferred Units.

USRPHC	As set forth in 4.2.2.

APPENDIX II

Member Acknowledgements

In connection with the borrowings, guarantees and other obligations by the Company in accordance with 4.3.1, each Member hereby makes available as Credit Support the following representations and acknowledgements for the benefit of the Company and any lender or other holder of indebtedness, guarantees or other obligations:

(a) such Member hereby consents to the pledge or assignment of its Undrawn Commitment and other related Assets and Assigned Rights and other forms of Credit Support;

(b) such Member shall confirm, as of the date of this Agreement and following any default under a loan, credit or other facility or instrument evidencing such indebtedness, guarantees or other obligations, in favor of any lenders or other holders of indebtedness, guarantees or other obligations, the amount of such Member’s Commitment and Undrawn Commitment;

(c) such Member is and will remain absolutely, irrevocably and unconditionally obligated to fund capital contributions pursuant to written capital call notices duly made under this Agreement and its Subscription Agreement for the purpose of repaying any indebtedness for borrowed money, in each case, without set-off, defense (other than defense of payment), counterclaim or reduction based on any claim against any person (including any defense of fraud or mistake, or any defense under Section 365 of the U.S. Bankruptcy Code), and such Member hereby waives any right to assert any claim to the contrary in connection with any bankruptcy, insolvency, dissolution or winding up of the Company or otherwise;

(d) such Member shall honor capital calls issued by or on behalf of any lender or other holder of indebtedness, guarantees or other obligations and such lender shall have the right to enforce the obligations of the Member to make contributions hereunder and under the terms of the Subscription Agreement and to seek all available remedies against the Member if the Member fails to make such contributions;

(e) such Member acknowledges that the proceeds of capital contributions called in accordance with this Agreement may be (i) used to repay the obligations to any lenders or other holders of indebtedness, guarantees or other obligations and (ii) directly deposited in an account of the Borrower identified by the Borrower in the applicable call notice for the benefit of any lenders or other holders of indebtedness, guarantees or other obligations, in which case funds delivered by such Member pursuant to a capital call shall not be considered a funded contribution if such funds are not delivered into such account;

(f) such Member hereby also acknowledges and agrees that lenders and other holders of indebtedness, guarantees or other obligations will rely upon the statements made in this Agreement in connection with providing financing to the Company; and the terms of any indebtedness, guarantees or other obligations of the Company may, without the consent of such Member, be established and maintained and may be amended, restated, supplemented, replaced, restructured, refinanced or otherwise modified from time to time, including to extend the maturity thereof, and whether by the same lender, or different lenders; provided that no amendment, restatement, or any other modification of the terms of any borrowing, loan, or other extension of credit shall alter the rights of any Member under this Agreement or its related Subscription Agreement;

(g) such Member acknowledges that the Subscription Agreement of such Member contractually obligates it to fund its Commitments in order to pay amounts that may become due under any borrowings or other financings or similar obligations of the Company or any subsidiary of the Company, and the payment by such Member of any such amounts that become due and payable by the Company out of such Member’s Undrawn Commitment may be a condition to the effectiveness of (i) any transfer, withdrawal, termination or reduction of Commitments of such Member, (ii) such Member’s ability to cease funding its Commitment, or (iii) any reduction in the Commitment or Undrawn Commitment of such Member in connection with a Reorganization or Spin-Off (as such term is defined in the Prior Fund LLC Agreement); and

(h) as of the date of this Agreement, the representations and warranties of such Member in its Subscription Agreement are true and correct in all material respects.

SCHEDULE A

Schedule of Directors

Name	Class	Expiration of First Term
David R. Adler	Class II	2020
Saverio M. Flemma	Class I	2019
R. David Kelly	Class II	2020
Richard T. Miller	Class I	2019
Laird R. Landmann	Class III	2021
Andrew W. Tarica	Class III	2021

A-1

SCHEDULE B

Schedule of Audit Committee Members

Name	Position
David R. Adler	Chairman
Saverio M. Flemma	Member
R. David Kelly	Member
Andrew W. Tarica	Member

B-1

SCHEDULE C

Schedule of Officers

Name	Position
Richard T. Miller	President
James Krause	Chief Financial Officer, Treasurer and Secretary
Jeffrey Engelsman	Chief Compliance Officer

C-1

Exhibit 1

Advisory Agreement

TCW DIRECT LENDING VII LLC

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of December 29, 2017 by and between TCW DIRECT LENDING VII LLC, a Delaware limited liability company (the “Company”), and TCW ASSET MANAGEMENT COMPANY LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Company is a newly organized closed-end management investment fund that intends to elect to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Adviser is engaged in the business of providing investment advice and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended;

WHEREAS, the Company desires to retain the Adviser to render investment advisory and management services to the Company in the manner and on the terms hereinafter set forth; and

WHEREAS, the Adviser is willing to perform such services on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Adviser hereby agree as follows:

1. Definitions. For the purposes of this Agreement, the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have their respective meanings as defined in the 1940 Act and the rules and regulations adopted by the U.S. Securities and Exchange Commission (“SEC”) thereunder, and the term “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934 and the rules and regulations adopted by the SEC thereunder, subject, however, in all cases to such exemptions as may be granted by the SEC, such interpretive positions as may be taken by the SEC, and such interpretive or no action positions as may be taken by the SEC staff, The capitalized terms used without definition in this Agreement, unless otherwise indicated, have the respective meanings specified in the Second Amended and Restated Limited Liability Company Agreement of the Company (as the same may be amended from time to time, the “LLC Agreement”).

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2. Appointment.

a.

The Company engages the Adviser to provide investment advisory and management services to the Company. This engagement is for the period and on the terms set forth in this Agreement. The Adviser hereby accepts such engagement and agrees to render the services and to assume the obligations set forth in this Agreement, for the compensation provided below.

b.

The Adviser, subject to the prior approval of the Company’s board of directors (the “Board”) and, to the extent required, the Members, may from time to time enter into one or more sub-advisory agreements with other investment advisers (each a “Sub-Adviser”) as the Adviser may believe to be particularly fitted to assist it in the performance of this Agreement; provided, however, that the compensation of any Sub-Adviser shall be paid by the Adviser and that the Adviser shall be as fully responsible to the Company for the acts and omissions of any Sub-Adviser as it is for its own acts and omissions. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the 1940 Act and other applicable federal and state law.

3. Advisory and Management Services. The Company hereby engages the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Board, for the period and upon the terms herein set forth, (a) in accordance with the investment objective, policies and restrictions that are set forth in the Company’s registration statement on Form 10 (File No. 000-55835) (and as the same shall be amended from time to time, the “Registration Statement”) and in accordance with the investment objective, policies and restrictions that are set forth in the Company’s private placement memorandum dated July 2017 as it may be amended from time to time; (b) in accordance with all other applicable federal and state laws, rules and regulations, and the LLC Agreement; and (c) in accordance with the 1940 Act. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement: (i) formulate and implement the Company’s investment program; (ii) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (iii) identify/source, research, evaluate and negotiate the structure of the investments made by the Company (including due diligence on prospective Portfolio Companies); (iv) close, monitor and administer the Company’s investments, including the exercise of any rights in its capacity as a lender; (v) determine the securities and other assets that the Company will originate, purchase, retain, or sell; (vi) place orders for the purchase or sale of portfolio securities for the Company’s account with broker-dealers selected by the Adviser; (vii)

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pay such expenses as are incurred by it in connection with providing the foregoing services as provided in Section 4 below; (viii) coordinate with the Administrator; and (ix) provide the Company with such other investment advisory, research, and related services as the Company may, from time to time, reasonably require for the investment of its funds, including providing operating and managerial assistance to the Company and its portfolio companies as required. Subject to the supervision of the Board, the Adviser shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to acquire debt financing, the Adviser will arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board. If it is necessary or appropriate for the Adviser to make investments on behalf of the Company through a subsidiary of the Company or other special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such subsidiary of the Company or other special purpose vehicle and to make such investments through such subsidiary of the Company or other special purpose vehicle (in accordance with the 1940 Act).

4. Reimbursement of Certain Expenses. In addition to the Management Fee and Incentive Fee described below, the Adviser is entitled to the reimbursement of certain expenses incurred on behalf of the Company to the extent described in the Administration Agreement by and between the Company and TCW Asset Management Company LLC (as Administrator).

5. Management Fee.

a.

The Company will pay to the Adviser, quarterly in arrears, a management fee (the “Management Fee”) calculated as follows: 0.375% (i.e., 1.50% per annum) of the average gross assets of the Company on a consolidated basis, with the average determined based on the gross assets of the Company as of the end of the three most recently completed calendar months. “Gross assets” means the amortized cost of Portfolio Investments of the Company (including Portfolio Investments purchased with borrowed funds and other forms of leverage, such as Preferred Units, public and private debt issuances, derivative instruments, repurchase agreements and other similar instruments or arrangements) that have not been sold, distributed to the Members or written off for tax purposes (but reduced by any portion of such cost basis that has been written down to reflect a permanent impairment of value of any Portfolio Investment), and excluding cash and cash equivalents.

b.	Installments of the Management Fee payable for any partial month or quarter shall be pro rated for the actual number of days in such period.

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c.	The Adviser may elect to defer its right to receive current payments of the Management Fee until such time as the Adviser notifies the Company that any previously deferred amounts should be paid.

6. Incentive Fee.

a.

Calculation of Incentive Fee. Subject to the Adviser Return Obligation (described in Section 6(d)), the Company shall pay the Adviser an incentive fee (the “Incentive Fee”) as follows. The Incentive Fee will be calculated on a cumulative basis and the amount of the Incentive Fee payable in connection with any distribution (or deemed distribution) will be determined in accordance with the following formula each time amounts are to be distributed to the Common Unitholders:

(i)

First, no Incentive Fee will be owed until the Common Unitholders have collectively received cumulative distributions pursuant to this clause equal to their Aggregate Contributions to the Company in respect of all Common Units;

(ii)

Second, no Incentive Fee will be owed until the Common Unitholders have collectively received cumulative distributions equal to a 9% internal rate of return on their Aggregate Contributions to the Company in respect of all Common Units (the “Hurdle”);

(iii)

Third, the Adviser will be entitled to an Incentive Fee out of 100% of additional amounts otherwise distributable to Common Unitholders until such time as the Incentive Fee paid to the Adviser is equal to 20% of the sum of (A) the amount by which the Hurdle exceeds the Aggregate Contributions of the Common Unitholders in respect of all Common Units and (B) the amount of Incentive Fee being paid to the Adviser pursuant to this clause (iii); and

(iv)

Thereafter, the Adviser will be entitled to an Incentive Fee equal to 20% of additional amounts otherwise distributable to Common Unitholders in respect of all Common Units, with the remaining 80% distributed to the Common Unitholders.

For purposes of calculating the Incentive Fee, as provided in 3.3.2 of the LLC Agreement, Aggregate Contributions shall not include Earnings Balancing Contributions or Late-Closer Contributions, and the distributions to Common Unitholders shall not include distributions attributable to Late-Closer

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Contributions. Earnings Balancing Contributions received by the Company will not be treated as amounts distributed to Common Unitholders for purposes of calculating the Incentive Fee. In addition if distributions to which a Defaulting Member otherwise would have been entitled have been withheld pursuant to 6.2.4 of the LLC Agreement, the amounts so withheld shall be treated for such purposes as having been distributed to such Defaulting Member. The amount of any distribution of securities made in kind shall be equal to the fair market value of those securities at the time of distribution determined pursuant to 13.4 of the LLC Agreement.

b.

Incentive Fee upon Reorganization. As provided in 10.5 of the LLC Agreement, in connection with a Reorganization in which Common Unitholders will be offered the opportunity to hold interests in the Public Fund, the Extension Fund or the Liquidating Company, an Incentive Fee will be payable by the Company (the “Reorganization Incentive Fee”). The Reorganization Incentive Fee will be calculated as of the Reorganization Date and will equal the amount of Incentive Fee that would be payable to the Adviser if (A) all of the Company’s investments were liquidated for their current value (but without taking into account any unrealized appreciation of any Portfolio Investment), and any unamortized deferred Portfolio Investment-related fees were deemed accelerated, (B) the proceeds from such liquidation were used to pay all of the Company’s outstanding liabilities, and (C) the remainder were distributed to Common Unitholders and paid as Incentive Fee in accordance with Section 6(a). After a Reorganization, all calculations relating to the Incentive Fee payable by the Public Fund or the Extension Fund (including without limitation the Adviser Return Obligation) will be made without taking into account the interests in the Liquidating Company (or contributions, distributions or proceeds relating thereto).

c.

Incentive Fee upon Early Termination. If this Agreement terminates early for any reason other than (i) the Adviser voluntarily terminating this Agreement or (ii) the Company terminating this Agreement for cause, the Company will be required to pay the Adviser a final incentive fee payment (the “Final Incentive Fee Payment”). The Final Incentive Fee Payment will be calculated as of the date this Agreement is so terminated and will equal the amount of Incentive Fee that would be payable to the Adviser if (A) all of the Company’s investments were liquidated for their current value (but without taking into account any unrealized appreciation of any Portfolio Investment), and any unamortized deferred Portfolio Investment-related fees were deemed accelerated, (B) the proceeds from such liquidation were used to pay all of the Company’s outstanding liabilities, and (C) the remainder were distributed to Common Unitholders and paid as Incentive Fee in accordance with Section 6(a). The Company will make the Final Incentive Fee Payment in cash on or immediately following the date this Agreement is so terminated. In the case of an early termination, the Adviser Return Obligation under Section 6(d) will not apply in connection with a Final Incentive Fee Payment.

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d.	Adviser Return Obligation.

Each time the Company requires the Unitholders to make a return of distributions pursuant to 11.4 of the LLC Agreement, and after the Company has made its final distribution of assets pursuant to 9.2 of the LLC Agreement (a “Member Recall”), if the Adviser has received aggregate payments of Incentive Fee in excess of the Adviser Target Amount (defined below) as of such time, then the Adviser shall return to the Company in cash, in the case of a Member Recall at the same time the Members return such distributions, and otherwise on or before the 90th day after such final distribution of assets by the Company, an amount equal to such excess (the “Adviser Return Obligation”). Notwithstanding the preceding sentence, in no event shall the Adviser Return Obligation exceed an amount greater than the aggregate amount of Incentive Fee payments previously received by the Adviser from the Company reduced by the excess (if any) of (a) the aggregate federal, state and local income tax liability the Adviser incurred in connection with the payment of such Incentive Fees (assuming the highest marginal applicable federal and New York City and State income tax rates applied to such payments), over (b) an amount equal to the U.S. federal and state tax benefits available to the Adviser by virtue of the payment made by the Adviser pursuant to its Adviser Return Obligation (assuming that, to the extent such payments are deductible by the Adviser, the benefit of such deductions will be computed using the then highest marginal applicable federal and New York City and State income tax rates), as reasonably determined by the Adviser.

The Adviser Return Obligation shall be recomputed to take into account any post-liquidation returns of distributions made by Members pursuant to 11.4 of the LLC Agreement, and any additional Adviser Return Obligation triggered by such post-liquidation returns shall be made by the Adviser contemporaneously with such post-liquidation returns by the Members.

e.	Relevant Definitions.

The “Adviser Target Amount” is, as of any time, the aggregate amount that would be paid to the Adviser as Incentive Fee as of such time, determined as if all amounts previously distributed to the Members pursuant to Article 7 and Article 9 of the LLC Agreement (net of amounts returned by the Members to the Company pursuant to 11.4 of the LLC Agreement and amounts then owed by the Company to creditors) had been

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retained by the Company and distributed to the Members pursuant to 9.2 of the LLC Agreement as of such time; provided, however, that in determining the amounts distributable to each Member pursuant to 9.2 of the LLC Agreement, each Member’s Hurdle shall be determined based on the timing of amounts previously distributed to such Member with respect to its Common Units, and the fair market value of any property distributed in kind by the Company shall be determined as of the time of distribution.

7. Payment of Expenses and Fees to the Adviser upon Removal. Upon the termination of this Agreement, the former Adviser or its estate or legal representatives shall be entitled to receive from the Company (a) any reimbursements of expenses due and owing to it by the Company; provided, however, that the Adviser shall be responsible for any expenses it incurs in connection with such removal, and (b) accrued and unpaid Management Fees and Incentive Fees, in each case computed through the effective date of the removal on a pro-rated basis. The right of the Adviser, its estate or legal representatives to the payment of said amounts shall be subject to any claim for damages which the Company or any Member may have against the Adviser, its estate or legal representatives in connection with such removal.

8. Services Not Exclusive. Nothing contained in this Agreement shall prevent the Adviser or any affiliated person of the Adviser from acting as investment adviser or manager for any other person, firm or corporation (including any other investment company), whether or not the investment objectives or policies of any such other person, firm or corporation are similar to those of the Company, and shall not in any way bind or restrict the Adviser or any such affiliated person from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Adviser or any such affiliated person may be acting. While information and recommendations supplied to the Company shall, in the Adviser’s judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, they may be different from the information and recommendations supplied by the Adviser or its affiliates to other investment companies, funds and advisory accounts. The Company shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but the Company recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by the Adviser to any other investment company, fund or advisory account.

9. Portfolio Transactions and Brokerage. To the extent brokers or dealers are utilized in portfolio transactions for the Company, the Adviser shall endeavor to obtain on behalf of the Company the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available and in selecting the broker or dealer to execute a particular transaction, the Adviser may also consider

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the “brokerage and research services” provided to the Company and/or other accounts over which the Adviser or an affiliate of the Adviser exercises investment discretion. The Adviser is authorized to pay a broker or dealer which provides such brokerage and research services a commission for executing a portfolio transaction for the Company which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Adviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of that particular transaction or in terms of the overall responsibilities of the Adviser to the Company.

10. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser agrees that all records that it maintains for the Company are the property of the Company and further agrees to surrender promptly to the Company any of such records upon the Company’s request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

11. Limitation of Liability. Neither the Adviser, nor any director, officer, agent or employee of the Adviser, shall be liable or responsible to the Company or any of its Members for (a) any mistake in judgment, (b) any act performed or omission made by such person, or (c) losses due to the mistake, action, inaction or negligence of other agents of the Company (x) if such person did not act in bad faith, and (y) if such conduct did not constitute willful misfeasance, gross negligence, or reckless disregard of the duties involved in the conduct of such person’s respective position. The Adviser shall be indemnified by the Company as an Indemnitee in accordance with the terms of 11.2 of the LLC Agreement.

12. Nature of Relationship. The Company and the Adviser are not partners or joint venturers with each other and nothing herein shall be construed so as to make them such partners or joint venturers or impose any liability as such on either of them. The Adviser is an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent the Company.

13. Duration and Termination.

a.

This Agreement shall become effective upon its execution and shall continue in effect until two years from the date hereof, provided it is approved by the vote of a “majority of the outstanding voting securities” of the Company. Thereafter, this Agreement shall continue in effect from year to year, provided its continuance is specifically approved at least annually (a) by vote of a “majority of the outstanding voting securities” of the Company or by vote of the Board, and (b) by vote of a majority of the Independent Directors, cast in person at a meeting called

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for the purpose of voting on such approval. The Company (either by vote of its Board or by vote of a “majority of the outstanding voting securities” of the Company) may, at any time and without payment of any penalty, terminate this Agreement upon 60 days’ written notice to the Adviser. This Agreement shall automatically and immediately terminate in the event of its “assignment.” The Adviser may terminate this Agreement without payment of any penalty on 60 days’ written notice to the Company.

b.

Notwithstanding the termination or expiration of this Agreement, the Adviser shall be entitled to any amounts owed under this Agreement through the date of termination or expiration and Section 11 shall continue in force and effect and apply to the Administrator and all Indemnified Parties as and to the extent applicable.

14. Notices. Any notice under this Agreement shall be given in writing, addressed and delivered to the party to this Agreement entitled to receive such notice at such address as such party may designate in writing and shall be deemed to have been given when personally delivered, mailed by certified mail, return receipt requested, sent by reliable overnight courier, or transmitted by electronic facsimile or electronic mail to the principal office of the Adviser or the Company, as the case may be.

15. Non-waiver of Rights. Nothing contained in this Agreement shall constitute a waiver by the Company of any of its legal rights under applicable U.S. federal securities laws or any other laws whose applicability is not permitted to be contractually waived.

16. Amendment. This Agreement may be modified or amended only by a writing signed by the parties hereto, provided, however, that the parties shall not amend this Agreement in a manner that is inconsistent with, or would result in a breach of, the LLC Agreement.

17. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York (without giving effect to principles of conflict of laws of the State of New York) and the applicable provisions of the 1940 Act. To the extent applicable law of the State of New York, or any of the provisions herein conflict with applicable provisions of the 1940 Act, the latter shall control.

18. Sole Agreement. This Agreement reflects the sole understanding of the parties hereto with respect to the subject matter hereof and supersedes and replaces all agreements between the Company and the Adviser with respect to the subject matter hereof.

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19. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

20. Severability. In the event that any provision or portion of this Agreement is determined to be invalid, illegal or unenforceable for any reason, in whole or in part, the remaining provisions or portion of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first above written.

TCW ASSET MANAGEMENT COMPANY LLC

By:
Name:
Title:

By:
Name:
Title:

TCW DIRECT LENDING VII LLC

By:
Name:
Title:

By:
Name:
Title:

[Signature page to Advisory Agreement]

Exhibit 2

Adviser Representations Letter

TCW Asset Management Company

865 South Figueroa Street, 21st Floor

Los Angeles, CA 90017

April 13, 2018

TCW Direct Lending VII LLC and its Members

200 Clarendon Street, 51st Floor,

Boston, Massachusetts 02116

The capitalized terms used without definition in this letter, unless otherwise indicated, have the respective meanings specified in the Second Amended and Restated Limited Liability Company Agreement of TCW Direct Lending VII LLC (as the same may be amended from time to time, the “LLC Agreement”). TCW Asset Management Company (the “Adviser”) hereby makes the following representations, warranties and covenants for the benefit of the Company and each of its Members. The Adviser intends and agrees that the provisions of this letter may be enforced by the Company or by one or more Members of the Company acting in their individual capacity.

1.

On or prior to the Final Closing Date, the Adviser and its partners and affiliates will make Commitments to the Company that, in the aggregate, equal at least 1% of the aggregate Commitments of all Common Unitholders.

2.

Without the prior consent of a Supermajority in Interest of the Common Unitholders, the Adviser shall cause at least 50% of the economics related to the right to receive the Incentive Fee to be for the benefit of the current or former employees of the Adviser (or its affiliates) that are or were part of the Adviser’s Direct Lending Team.

3.

If the Adviser manages a Parallel Fund, the Adviser shall use reasonable best efforts to cause (i) any investment by the Parallel Fund in a particular investment alongside the Company, subject to applicable legal, tax, and regulatory considerations, including SEC exemptive orders, to be made at substantially the same time and on the same terms as the Company, and (ii) the Company and each Parallel Fund to dispose of their investments in a Portfolio Investment at the same time and on substantially the same terms, to the extent practicable.

4.

During the Company’s Commitment Period, the Adviser will cause the Company to be allocated the right to invest in each investment suitable for the Company that is sourced by the Adviser’s Direct Lending Team and which can be allocated to the Company in accordance with applicable regulatory requirements.

5.

Subject to the 1940 Act, unless otherwise consented to by a majority in interest of the Common Unitholders, the Adviser will not make investments for a Successor Fund until the earliest of (i) the date on which an amount equal to at least 75% of the aggregate Commitments of all Members (other than the Commitments of defaulting Members) has been invested, committed, reserved for follow-on investments in existing Portfolio Companies or expended or reserved for anticipated Company expenses or other obligations, (ii) the last day of the Commitment Period, (iii) the date that the Adviser ceases to serve as the Adviser to the Company, and (iv) dissolution of the Company. For the avoidance of doubt, the foregoing shall in no way prohibit the Adviser or any of its Affiliates from investing outside of the Company in any investments that are substantially similar to the types of Portfolio Investments to be made by the Company in the event that (i) the Company is legally or contractually prohibited from making such investment or does not otherwise have the capacity to make such investment, and/or (ii) the Adviser determines that such investment is not suitable for the Company.

6.

In carrying out its duties and obligations under the Advisory Agreement, the Adviser shall use reasonable best efforts to cause the Company to carry out its intended activities and to cause or permit the Company to satisfy its representations, warranties and covenants (including those related to tax) as set out in the LLC Agreement. In particular, the Adviser shall use reasonable best efforts to:

a.

Make or structure each investment in a jurisdiction outside the United States in a manner such that no Member (i) would have any personal liability with respect to such investment (including having to pay income taxes) beyond such Member’s obligations to make contributions or payments to the Company as provided in the LLC Agreement, or (ii) would be required with respect to such investment to file income tax returns in that jurisdiction reporting income (other than any Member who must file such returns without regard to the activities of the Company or who is required to file such returns for the purpose of reducing, eliminating or recovering any taxes withheld on behalf of such Member).

b.

Cause the Company to maintain its status as a RIC after it has elected RIC status, including complying with related tests such as source-of-income and asset diversification requirements and distributing annually an amount equal to at least 90% of its “investment company taxable income”, and, if the Company is unable to qualify as a RIC, cause the Company to be classified as a partnership for U.S. federal tax purposes and to conduct the operations of the Company in a manner so as not to create a material amount of UBTI.

7.

The Adviser shall procure that each Key Person (for so long as such Key Person remains an employee of the Adviser or a TCW Affiliate) devotes such time and attention to the Company as reasonably necessary or appropriate to ensure the Company’s proper operation and performance, within the parameters of the Adviser’s duties under the Advisory Agreement.

8.

The Adviser has established and will maintain internal controls, policies and procedures reasonably designed to ensure material compliance with all applicable anti-money laundering, anti-terrorism laws and anti-bribery laws, as well as applicable rules and regulations imposed by applicable securities laws. To the extent permitted under applicable law, the Adviser will promptly notify the Company and the Members of any claims and formal charges brought by a governmental or regulatory authority based on material non-compliance by the Adviser or any Key Person’s material non-compliance with any law related to (or that could reasonably have an impact on) the Company or the Adviser’s performance of its duties under the Advisory Agreement, including anti-money laundering, anti-terrorism or anti-bribery laws, which notification will provide a reasonably detailed written explanation of such action; provided that to the extent that the Adviser determines it to be in the best interests of the Company (taken as a whole) to maintain confidentiality, certain information may be redacted or withheld to the extent that (and only for so long as) such information must be withheld for the benefit of the Company.

9.

The Adviser shall not cause the Company to buy Portfolio Investments from or sell Portfolio Investments to the Adviser, a Key Person, or a TCW Affiliate (a “Related Party Transaction”) without the prior consent of the Board, provided that any such Related Party Transaction is to be made in accordance with regulatory requirements, including SEC exemptive orders if required. The Adviser shall notify each Member of any such Related Party Transaction in the Company reports issued for the quarter in which such reportable event occurred.

10.

The Adviser shall not, and shall use reasonable best efforts to procure that the Key Persons do not, enter into any transaction which, at the time of such transaction, would violate in any material way its obligations to the Company as described herein or which would make it impossible for the Company to carry on its intended activities.

11.

If the Board determines to make a partnership election pursuant to Section 13.7.1. of the LLC Agreement, the Adviser will use commercially reasonable efforts to effect the partnership election and conduct operations of the Company following such election so as to not create a material amount of income effectively connected with the conduct of a trade or business in the United States as described in IRS Code Section 864 (“Effectively Connected Income”) for those affected Members; provided that no assurances are being given by the Adviser that the U.S. tax authorities would hold the view that methods currently being used by market participants, including but not limited to seasoning and selling assets, would effectively reduce or eliminate Effectively Connected Income at the time of such partnership election.

IN WITNESS WHEREOF, the undersigned has executed this letter effective as of the date first above written.

TCW ASSET MANAGEMENT COMPANY

By:
Name:
Title:

By:
Name:
Title:

[Signature page to Adviser Representations Letter]